Exhibit 10.1

PROGRAM MANAGEMENT AGREEMENT

By and Between
EMERALD FINANCIAL SERVICES, LLC
and
METABANK, N.A.

Dated as of
August 5, 2020

TABLE OF CONTENTS
Page

Article 1 DEFINITIONS; ORDER OF PRECEDENCE; RULES OF INTERPRETATION	2

Section 1.1	Definitions 2

Section 1.2	Order of Precedence 14

Section 1.3	Rules of Interpretation 14

Article 2 PROGRAM DESCRIPTION	15

Section 2.1	The Program 15

Section 2.2	Program Contracts 15

Section 2.3	Program Economics; Expenses; Monthly Product Statements 16

Section 2.4	South Dakota Office 17

Section 2.5	Relationship Managers 17

Section 2.6	Program Accounts; Flow of Funds 17

Section 2.7	Purchase Agreement 17

Article 3 ROLES AND RESPONSIBILITIES	17

Section 3.1	Meta's Roles and Responsibilities 17

Section 3.2	EFS's Roles and Responsibilities 17

Section 3.3	Distributors 18

Section 3.4	Franchisees. 18

Section 3.5	Cooperation in Development of Program Documents 18

Section 3.6	Marketing of Program 19

Section 3.7	Program Documents 19

Section 3.8	EFS Policies and Procedures 20

Section 3.9	Program Infrastructure 20

Section 3.10	Payment Network Membership 21

Section 3.11	No Transfer of Accounts 21

Section 3.12	Insurance. 21

Article 4 AUTHORITY AND REGULATORY COMPLIANCE	22

Section 4.1	Program Authority 22

Section 4.2	Meta Oversight of Program 22

Section 4.3	Meta Compliance Program 23

Section 4.4	Consumer Complaint Program 23

Section 4.5	Regulatory Coordination; Regulatory Actions 23

Article 5 EXCLUSIVITY; NEW PRODUCTS; CHANGES TO EXISTING PRODUCTS AND PROGRAM	24

Section 5.1	Meta's Right to Offer Financial Products to Others 24

Section 5.2	EFS to Offer Meta's Financial Products 24

Section 5.3	Rights to Suspend Offering a Financial Product 25

Section 5.4	Changes to the Financial Products or the Program 26

Section 5.5	New Products 26

i

Article 6 THIRD-PARTY SERVICE PROVIDERS	27

Section 6.1	Vendor Management Program 27

Section 6.2	Service Providers 27

Section 6.3	International Restrictions 28

Article 7 AUDIT RIGHTS	28

Section 7.1	Meta's Audit Rights of EFS 28

Section 7.2	EFS's Audit Rights of Meta 29

Section 7.3	EFS Audit Plan 30

Section 7.4	OCC 2013-29 30

Section 7.5	OCC Oversight 30

Article 8 INTELLECTUAL PROPERTY	31

Section 8.1	Ownership and Licenses of Intellectual Property 31

Section 8.2	Third-Party Intellectual Property 31

Article 9 REPRESENTATIONS, WARRANTIES AND COVENANTS	31

Section 9.1	EFS's Representations, Warranties and Covenants 31

Section 9.2	Meta's Representations and Warranties 33

Article 10 CONFIDENTIALITY	35

Section 10.1	Confidential Information 35

Section 10.2	Limits on Access, Use and Disclosure of Confidential Information 36

Section 10.3	Regulatory Requests 37

Section 10.4	Disposition of Confidential Information 37

Section 10.5	EFS's Right to Collect, Access, Use, and Disclose Program Information 37

Section 10.6	Restrictions on Meta's Use and Disclosure of Program Information 37

Section 10.7	Unauthorized Use or Disclosure 38

Section 10.8	Information Screen 38

Section 10.9	Participation in Refund Verification Programs 38

Article 11 PRIVACY AND DATA SECURITY	38

Section 11.1	Privacy 38

Section 11.2	Data Security 39

Section 11.3	Disaster Recovery 41

Article 12 EVENTS OF DEFAULT	41

Section 12.1	EFS Event of Default 41

Section 12.2	Meta Event of Default 42

Article 13 TERM AND TERMINATION	43

Section 13.1	Term 43

Section 13.2	Mutual Termination Rights 43

Section 13.3	Durbin Regulatory Event Termination 44

Section 13.4	Rights Upon Suspension of Offering Financial Products 44

Article 14 TRANSITION RIGHTS	44

Section 14.1	EFS Purchase Option 44

Section 14.2	Evaluation Data 46

Section 14.3	Purchase Price 46

Section 14.4	Purchase and Assumption Agreement; Regulatory Approvals 47

Section 14.5	Duties After Termination 47

Section 14.6	Wind-Down 48

Section 14.7	Program Customer Data 49

Section 14.8	Communication with Accountholders 49

Article 15 INDEMNIFICATION	49

Section 15.1	Indemnification of Meta by EFS 49

Section 15.2	Indemnification of EFS by Meta 50

Section 15.3	Prompt Notification; Control of Defense. 50

Section 15.4	Cooperation 51

Section 15.5	Right to Defend Claims; Coordination of Defense 51

Section 15.6	Settlement of Claims 52

Section 15.7	Subrogation 52

Section 15.8	Indemnification Payments 53

Section 15.9	Apportionment of Costs 53

Section 15.10	Limitation of Liability for Refund Advance 53

Article 16 GOVERNING LAW; DISPUTE RESOLUTION; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION	53

Section 16.1	Governing Law 53

Section 16.2	Dispute Resolution 54

Section 16.3	Waiver of Jury Trial 54

Section 16.4	Consent to Jurisdiction 54

Article 17 MISCELLANEOUS	55

Section 17.1	Public Announcements; SEC Filings and Other Disclosures 55

Section 17.2	Force Majeure 55

Section 17.3	Severability 56

Section 17.4	Survival 56

Section 17.5	Entire Agreement 56

Section 17.6	Cumulative Remedies; Waivers 57

Section 17.7	Amendment 57

Section 17.8	No Third-Party Beneficiaries 57

Section 17.9	Interpretation 57

Section 17.10	Relationship of the Parties 57

Section 17.11	Binding Agreement; Assignment 57

Section 17.12	Notice 57

Section 17.13	Further Assurances 58

Section 17.14	Cooperation 58

Section 17.15	Non-Waiver of Default 58

Section 17.16	Counterparts 58
Signature Page    S-1
List of Schedules
Schedule 2.1:     Financial Products By Territory
Schedule 3.1:     Duties and Responsibilities of the Parties
Schedule 4.4:    Initial Complaint Policy
Schedule 5.3:     Incremental Program Management Fee
Schedule 6.1:    Initial Vendor Management Program
Schedule 6.2:    Material Third-Party Service Providers
Schedule 6.3:    List of Internationally Outsourced Service Providers
Schedule 7.3    Initial EFS Audit Plan
Schedule 9.1:    Exceptions to EFS's Representations and Warranties
Schedule 9.2:    Exceptions to Meta's Representations and Warranties
List of Product Schedules
Schedule A:    Prepaid Products Product Schedule
Schedule B:    Refund Transfer Product Schedule
Schedule C:    Emerald Advance Product Schedule
Schedule D:    Emerald Savings Product Schedule
Schedule E:    Refund Advance Product Schedule
Schedule F:    Legacy Credit Card Product Schedule
List of Exhibits
Exhibit A:    Confidentiality and Common Interest Agreement
Exhibit B:    Company Financial Products Distribution Agreement
Exhibit C:    Franchise Financial Products Distribution Agreement
Exhibit D:    Emerald Advance Participation Agreement
Exhibit E:    Refund Advance Payment Agreement
Exhibit F:    Joint Trademark Licensing Agreement
Exhibit G:    Credit Card Participation Agreement

PROGRAM MANAGEMENT AGREEMENT
This PROGRAM MANAGEMENT AGREEMENT, dated as of August 5, 2020, is made by and between Emerald Financial Services, LLC, a Delaware limited liability company ("EFS"), and MetaBank, N.A., a national bank ("Meta"). EFS and Meta are at times hereinafter referred to as the "Parties" and each individually as a "Party."
RECITALS
A.HRB Tax Group, Inc., a Missouri corporation ("HRB Tax Group"), and certain of its subsidiaries are in the business of providing (or making available through Franchisees) tax preparation and related products and services to consumer customers (including the customers of Franchisees, "HRB Customers") throughout the Program Territory.
B.    HRB Tax Group, HRB Technology, HRB Digital, BFLLC, Participant and EFS are Affiliates within the H&R Block affiliated group of companies (EFS, together with its Affiliates as applicable, the "Company").
C.    Pursuant to a Program Management Agreement, dated August 31, 2015 (as amended, the "Existing PMA"), between Axos Bank (formerly known as BofI Federal Bank, "Axos") and EFS, which was terminated effective July 1, 2020, Axos currently provides, and certain Affiliates of EFS make available, financial products and services to HRB Customers (the "Existing Program") pursuant to the post-termination provisions of the Existing PMA.
D.    Pursuant to the wind-down and transition provisions of the Existing PMA, EFS has designated Meta as its Nominated Purchaser, as defined in the Existing PMA, to purchase certain assets and assume certain liabilities of Axos as provided in a Purchase and Assumption Agreement to be executed by and among Axos, EFS and Meta (the "Purchase Agreement").
E.    Meta desires to provide, and Company desires to make available, the Financial Products to HRB Customers pursuant to the terms and conditions set forth in this Agreement and beginning on the Effective Date.
F.    Meta desires to engage EFS, and EFS desires to be engaged, to serve as program manager and provide program management services in connection with the Program, subject to the terms and conditions set forth herein and beginning on the Effective Date.
AGREEMENT
ACCORDINGLY, in consideration of the mutual covenants and agreements of the Parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS; ORDER OF PRECEDENCE; RULES OF INTERPRETATION
Section 1.1    Definitions. Capitalized terms used in this Agreement have the meanings set forth below; provided, however, that with respect to any capitalized term specifically defined in any Product Schedule, such term has the meaning set forth in such Product Schedule:
"Account" means (a) each loan account, deposit account and Cardholder Account originated by Meta for an HRB Customer associated with any Financial Products offered in connection with the Program, and (b) any Purchased Account.
"Accountholder" means any Person who holds or has held an Account, including a Cardholder.
"Accountholder Data" means all Personally Identifiable Information regarding an Accountholder received by or on behalf of Meta or by EFS in connection with a Financial Product, or obtained by or on behalf of Meta or EFS in connection with an Account, but does not include HRB Customer Data or Meta Customer Data.
"ACH" means the Automated Clearinghouse Network, governed by the rules of Nacha.
"Acquiring IP Party" has the meaning set forth in Section 8.1(b) (Ownership and Licenses of Intellectual Property).
"Affected Party" has the meaning set forth in Section 11.2(b) (Data Breach Investigation).
"Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and "ownership" means the direct or indirect beneficial ownership of more than 50% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 50% of the voting or equity interest of such Person.
"Agreement" means this Program Management Agreement, including all Schedules (including Product Schedules), by and between EFS and Meta.
"Applicable Law" means all federal, state and local laws, common laws, statutes, regulations, rules, published regulatory guidance, written orders or directives, and written opinions and interpretations of any Governmental Authority, that are applicable to the Program or otherwise applicable to any of the Parties, or any Distributor or Franchisee.
"Applicant" means any Person who has submitted an application to Meta for a Financial Product.
"Applicant Data" means all Personally Identifiable Information regarding an Applicant received by or on behalf of Meta (including by EFS as servicer) in connection with such Applicant's application for a Financial Product, but does not include HRB Customer Data or Meta Customer Data.

"Axos" has the meaning set forth in Recital C.
"Bank Secrecy Act" means the Bank Secrecy Act of 1970, together with all applicable regulations.
"BFLLC" means Block Financial LLC, a Delaware limited liability company.
"BlockWorks" means the proprietary tax processing software licensed by an Affiliate of EFS to HRB Tax Group and Franchisees for use in H&R Block-branded retail tax offices, and any successor software.
"Business Day" means any day that is not a Saturday, Sunday, or federal legal holiday.
"Card" means an individual Payment Network-branded Emerald Card, Gift Card, and/or Rewards Card, as applicable, co-branded with the H&R Block brand, issued by Meta under the Program, and tied to a Cardholder Account.
"Cardholder" means a Person who is issued a Card, or lawfully obtains a Card as a gift or otherwise.
"Cardholder Account" means an account, sub-account, or that portion of an omnibus or pooled account that is held by Meta in the name or for the benefit of a Cardholder, which account is associated with a Card and includes a record of debits and credits with respect to transactions effected in connection with or by virtue of such Card.
"Claim" means any claim, demand, suit, legal action, regulatory action, administrative action, arbitration or proceeding, including those brought in connection with allegations of misrepresentations, breach of warranty, breach of contract, violation of Applicable Law, unfair or deceptive acts or practices, or otherwise seeking to recover Losses.
"Code" means the Internal Revenue Code of 1986, together with all applicable regulations.
"Company" has the meaning set forth in Recital B.
"Company Distribution Agreement" means the Company Financial Products Distribution Agreement described in Section 2.2(b) (Program Contracts).
"Company Licensed Marks" means the trademarks, trade names, service marks, logos and other proprietary designations of HRB Innovations, licensed to Meta under the Licensing Agreement.
"Company Location" means any H&R Block-branded physical retail tax preparation office located in the Program Territory doing business with the public that is using BlockWorks software (or any successor software that is used in a majority of H&R Block-branded offices) and is owned or operated by HRB Tax Group or an Affiliate of HRB Tax Group.

"Company Website" means that portion of the worldwide web internet sites operated by HRB Digital or an Affiliate of HRB Digital in support of the Program.
"Confidential Information" has the meaning set forth in Section 10.1 (Confidential Information).
"Confidentiality Agreement" means the Confidentiality and Common Interest Agreement described in Section 2.2(a) (Program Contracts).
"Credit Card Participation Agreement" means the Credit Card Participation Agreement described in Section 2.2(g) (Program Contracts).
"Data Breach" means the unauthorized access to or acquisition of any record containing Program Customer Data or Prospect Data, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information and would require notice to impacted individuals under Applicable Law or by applicable Governmental Authorities.
"Data Security Requirements" has the meaning set forth in Section 11.2(a) (Protection of Program Customer Data).
"Digital Channel" means each H&R Block-branded electronic location (such as a Company Website) that is owned or operated by HRB Digital, allows access to H&R Block-branded tax preparation software and may be accessed by Prospective Customers.
"Dispute" has the meaning set forth in Section 16.2 (Dispute Resolution).
"Distributors" means HRB Tax Group, HRB Technology and HRB Digital.
"Durbin Regulatory Event" means (a) that Meta, together with its Affiliates, had total assets that exceeded $10 billion (or such other amount as may be set forth in any future amendment to 12 C.F.R.§ 235.5(a)(1)(ii)) as of the end of any calendar year, or (b) for any other reason, the Prepaid Products, as currently structured, do not qualify (or a situation exists such that within the foreseeable future they will not qualify) to receive the highest interchange fees permitted for federally-insured depository institutions.
"Effective Date" means the earlier of (a) October 30, 2020, or (b) the closing date of the purchase and assumption transaction contemplated by the Purchase Agreement.
"EFS" has the meaning set forth in the Preamble.
"EFS Audit Parties" means EFS and any of its Affiliates who perform critical services in connection with this Agreement.
"EFS Audit Plan" means an audit plan with respect to the Financial Products maintained by EFS and approved by Meta.

"EFS Corrective Plan" has the meaning set forth in Section 7.1(b) (EFS Corrective Plan).
"EFS Due Diligence Materials" has the meaning set forth in Section 9.1(g) (Financial Capacity; Due Diligence Materials).
"EFS Event of Default" has the meaning set forth in Section 12.1 (EFS Event of Default).
"EFS Indemnified Parties" has the meaning set forth in Section 15.2 (Indemnification of EFS by Meta).
"EFS Purchase Option" has the meaning set forth in Section 14.1(a) (EFS Purchase Option).
"EFS Service Provider" means a third-party service provider used by EFS in connection with the performance of its obligations under this Agreement and the other Program Contracts; provided, however, that regardless of whether they provide services to EFS, each of Meta, the Meta Service Providers, and the Franchisees are not EFS Service Providers.
"Emerald Advance" means a year-round open-end line of credit offered by Meta during November, December, and January under the Program, as further described in Schedule C (Emerald Advance Product Schedule). Emerald Advance includes both (a) the open-end line of credit marketed as "H&R Block Emerald Advance®" and offered by Meta pursuant to this Agreement and (b) any Legacy Emerald Advances.
"Emerald Card" means the H&R Block Emerald Prepaid Mastercard®, a reloadable, general-purpose debit card associated with a Cardholder Account offered by Meta to HRB Customers under the Program (including any Emerald Cards with respect to which Meta assumed the deposit liabilities from Axos pursuant to the Purchase Agreement), as further described in Schedule A (Prepaid Products Product Schedule).
"Emerald Savings Account" means an interest-bearing savings account at Meta marketed as "H&R Block Emerald Savings®," as further described in Schedule D (Emerald Savings Product Schedule) and includes any Legacy Emerald Savings Accounts.
"Event of Default" means any EFS Event of Default or Meta Event of Default.
"Exercise Notice" has the meaning set forth in Section 14.1(a) (EFS Purchase Option).
"Existing PMA" has the meaning set forth in Recital C.
"Existing Program" has the meaning set forth in Recital C.
"Financial Products" means the Prepaid Products, Refund Transfer, Emerald Advance, Emerald Savings Account, Refund Advance, and any New Product, in each case offered by Meta and distributed by EFS pursuant to this Agreement.
"Force Majeure Event" has the meaning set forth in Section 17.2(a) (Force Majeure).

"Franchisee" means any Person that (a) is a party to a Franchise License Agreement, and (b) agrees to participate in the Program offered by Meta by executing a Franchise Distribution Agreement.
"Franchise Distribution Agreement" means each Franchise Financial Products Distribution Agreement described in Section 2.2(c) (Program Contracts).
"Franchise License Agreement" means each franchise license agreement entered into by a Person and HRB Tax Services LLC (or its Affiliate) as franchisor, allowing the Person to operate as a franchisee within the H&R Block franchise system.
"Franchise Location" means any H&R Block-branded physical retail tax preparation office located in the Program Territory doing business with the public that is using Blockworks software and is owned or operated by any Franchisee.
"Gift Card" means a prepaid card issued by Meta, designated and marketed as a non-reloadable gift card and typically used for H&R Block local marketing promotions (including any gift cards with respect to which Meta assumed the deposit liabilities from Axos pursuant to the Purchase Agreement).
"GLBA" means Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.
"Governmental Authority" means any federal, state, or local, governmental, regulatory authority, agency, court, tribunal, commission or other regulatory entity of the United States of America, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.
"HRB Applicable Law" means (a) Applicable Law regarding tax preparation and tax-related products and services (other than the Financial Products), (b) disclosure, licensing and compliance requirements of EFS and Company related to their operations, and (c) state and local refund anticipation loan or refund anticipation check facilitator laws or regulations as they apply to refund anticipation loan or refund anticipation check facilitators.
"HRB Customer" has the meaning set forth in Recital A.
"HRB Customer Data" means all Personally Identifiable Information regarding an HRB Customer or tax return information (as defined in 26 U.S.C. § 7216) obtained in connection with the provision of tax preparation or other Company products and services to such HRB Customer.
"HRB Digital" means HRB Digital LLC, a Delaware limited liability company.
"HRB Documents" means all agreements, notices, disclosures, forms and related documents pertaining to or required by (a) tax return preparation services; (b) the use or disclosure of tax return information; (c) other products and services (excluding any Financial Products) that are offered in Retail Locations or through the Digital Channel, including Refund Bonus and Send-A-Friend promotions; or (d) state and local refund anticipation loan or refund anticipation check facilitator laws or regulations as they apply to refund anticipation loan or refund anticipation check facilitators.

"HRB Innovations" means HRB Innovations, Inc., a Delaware corporation.
"HRB Tax Group" has the meaning set forth in Recital A.
"HRB Technology" means HRB Technology LLC, a Missouri limited liability company.
"Indemnification Threshold Amount" has the meaning set forth in Section 15.8(a) (Indemnification Payments).
"Indemnified Party" has the meaning set forth in Section 15.3(a) (Prompt Notification; Control of Defense).
"Indemnifying Party" has the meaning set forth in Section 15.3(a) (Prompt Notification; Control of Defense).
"Initial Term" has the meaning set forth in Section 13.1 (Term).
"Intellectual Property" means any and all: (a) rights associated with works of authorship, including copyrights, moral rights and mask-works; (b) trademarks and service marks and the goodwill associated therewith; (c) trade secret rights; (d) patents, designs, algorithms and other industrial property rights; (e) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (f) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
"IP Owner" has the meaning set forth in Section 8.1(b) (Ownership and Licenses of Intellectual Property).
"IRS" means the Internal Revenue Service, or any successor thereto.
"Legacy Credit Card Account" means any revolving line of credit accessed through an H&R Block Emerald Mastercard Credit Card that was originated by Axos and is transferred to Meta pursuant to the Purchase Agreement, as further described in Schedule F (Legacy Credit Card Product Schedule).
"Legacy Emerald Advance" means any H&R Block Emerald Advance line of credit account originated by Axos and transferred to Meta pursuant to the Purchase Agreement.
"Legacy Emerald Savings Account" means any interest-bearing savings account marketed as "H&R Block Emerald Savings" that is transferred by Axos Bank to Meta pursuant to the Purchase Agreement.
"Licensing Agreement" means the Joint Trademark Licensing Agreement described in Section 2.2(f) (Program Contracts).
"Losses" means any and all losses, liabilities, costs and expenses of any kind, nature or description imposed or incurred in connection with this Agreement (including reasonable attorneys'

fees and expenses, reasonable out-of-pocket costs, interest and penalties), settlements, equitable relief, judgments, damages (including liquidated damages), claims (including counter and cross-claims, and allegations whether or not proven) demands, offsets, defenses, actions, investigations or proceedings by whomsoever asserted (including Governmental Authorities).
"Marketing Guidelines" means the marketing guidelines, if any, mutually agreed upon by the Parties pursuant to which the Parties will identify the content and type of Marketing Materials that may be utilized by EFS without obtaining Meta's prior written consent, subject to such other conditions as may be detailed in such guidelines.
"Marketing Materials" means all advertisements, brochures, telemarketing scripts, point of purchase displays, packaging, television advertisements, radio advertisements, electronic web pages, electronic web links, and any other type of advertisement, solicitation material, or interactive media developed, launched or distributed for purposes of marketing or promoting one or more Financial Products.
"Mastercard" means Mastercard International Incorporated.
"Material Adverse Effect" with respect to a Party means an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a material adverse effect on (a) the business, regulatory status, assets, financial position or prospects of such Party, or results of operations of such Party, (b) the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, or (c) the Program; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Effect, unless such event, change, or occurrence, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a disproportionate impact on the business, regulatory status, assets, financial position or prospects of such Party, or results of operations of such Party as compared to other comparable companies in such Party's industry: (i) adverse changes in generally accepted accounting principles or regulatory accounting requirements; (ii) adverse changes in Applicable Laws of general applicability to companies in the U.S. banking, financial services or tax preparation industries; (iii) adverse changes in global or national political conditions or general economic or market conditions (including changes in prevailing interest rates and currency exchange rates) affecting other companies in the U.S. banking industry; or (iv) outbreak of any epidemic, pandemic (COVID-19 or otherwise), widespread cyber-attack, outbreak or escalation of civil unrest or hostilities, or declared or undeclared acts of war or terrorism.
"Material Third-Party Service Provider" means any EFS Service Provider or Meta Service Provider, as applicable, that (a) provides services involving significant functions or other activities in connection with the Program that are likely to cause the other Party to face significant risk or result in significant customer impacts if the service provider fails to meet expectations, or (b) provides critical software required to operate the Program.
"Meta" has the meaning set forth in the Preamble.

"Meta Accounts Transfer Date" means the closing date of the Nominated Purchaser's purchase and assumption of the Purchased Meta Accounts from Meta pursuant to Article 14 (Transition Rights).
"Meta Corrective Plan" has the meaning set forth in Section 7.2(b) (Meta Corrective Plan).
"Meta Customer" means any Person who has a banking relationship with Meta that was not originated through the Program or acquired under the Purchase Agreement.
"Meta Customer Data" means data relating to Meta Customers, other than Program Customer Data.
"Meta Event of Default" has the meaning set forth in Section 12.2 (Meta Event of Default).
"Meta Indemnified Parties" has the meaning set forth in Section 15.1 (Indemnification of Meta by EFS).
"Meta Licensed Marks" means the trademarks, trade names, service marks, logos and other proprietary designations of Meta, licensed to EFS and certain of its Affiliates under the Licensing Agreement.
"Meta Service Provider" means a third-party service provider (including any Affiliate of Meta) used by Meta in connection with the performance of Meta's obligations under this Agreement and the other Program Contracts; provided, however, that regardless of whether they provide services to Meta, each of EFS, the EFS Service Providers, EFS's Affiliates, and the Franchisees are not Meta Service Providers.
"Monthly Product Statement" has the meaning set forth in Section 2.3(c) (Monthly Product Statements).
"Nacha" means the National Automated Clearing House Association.
"New Product" has the meaning set forth in Section 5.5(a) (New Products).
"No Interest Notice" has the meaning set forth in Section 14.1(c) (EFS Purchase Option).
"Nominated Purchaser" has the meaning set forth in Section 14.1(a) (EFS Purchase Option).
"OCC" means the Office of the Comptroller of the Currency, or any successor thereto.
"OFAC" means the Office of Foreign Assets Control, or any successor thereto.
"Other Program Assets" means all books and records related to the Program or the Accounts, contracts related to the Program that EFS deems necessary for the continued operation of the Program, all routing transit numbers, bank identification numbers and other account numbers used or held for use in connection with the Program, and other similar assets necessary for the continued operation of the Program.
"Participant" means HRB Participant I, LLC, a Delaware limited liability company.
"Participation Agreement" means the Emerald Advance Participation Agreement described in Section 2.2(d) (Program Contracts).
"Party" and "Parties" have the meaning set forth in the Preamble.
"Payment Network" means Mastercard, Visa, Inc., and any other network, including reload networks, as selected by EFS and approved by Meta (such approval not to be unreasonably withheld), facilitating financial transactions through the use of a credit, debit or prepaid product.
"Payment Network Rules" means (a) the applicable bylaws, rules, bulletins, regulations, documentation and manuals promulgated or adopted by each of the Payment Networks, and (b) any applicable operating rules or guidelines of Nacha, in each case as such rules, manuals and other items may be amended or supplemented from time to time.
"PCI-DSS" means the Payment Card Industry Data Security Standards, as such standards may be amended from time to time.
"Person" means and includes any individual, partnership, joint venture, corporation, limited liability company, bank, trust, and unincorporated organization.
"Personally Identifiable Information" means any information that alone, or in combination with other information, relates to a specific, identifiable individual or can be used to identify an individual, including any information defined as "nonpublic personal information" for purposes of GLBA.
"Policies and Procedures" means, as and to the extent applicable to the obligations to be performed by each Party hereunder, the written policies, procedures, and guidelines regarding the offering, administration, and servicing of the Program.
"Prepaid Products" means the Emerald Cards, Gift Cards and Rewards Cards, together with the associated Cardholder Accounts, as further described in Schedule A (Prepaid Products Product Schedule).
"Privacy Notice" has the meaning set forth in Section 11.1(b) (Privacy).
"Processor" means the third-party provider of processing services necessary for the operation of the Program, including the following services: set up and maintenance of accounts, transaction authorization, processing clearing and settlement, and Payment Network access. As of the date of this Agreement, the Processor for the Financial Products is Fidelity National Information Services, Inc.

"Product Overview" means the product overview attached as an exhibit to each of the Product Schedules, describing the pricing and key features and functionality of the Financial Products and the Legacy Credit Card Accounts.
"Product Schedules" means the product schedules set forth in Schedule A (Prepaid Products Product Schedule), Schedule B (Refund Transfer Product Schedule), Schedule C (Emerald Advance Product Schedule), Schedule D (Emerald Savings Product Schedule), Schedule E (Refund Advance Product Schedule), Schedule F (Legacy Credit Card Product Schedule), and any product schedule executed by the Parties for any New Product.
"Program" means the program as described in this Agreement pursuant to which Meta offers and makes available the Financial Products to HRB Customers, and makes advances under the Legacy Credit Card Accounts (but does not open any new credit card accounts), and EFS markets the Financial Products to HRB Customers, facilitates Meta's offering of the Financial Products through Retail Locations and the Digital Channel, and processes and services the Financial Products and the Legacy Credit Card Accounts, all pursuant to the terms of this Agreement and the other Program Contracts.
"Program Contracts" has the meaning set forth in Section 2.2 (Program Contracts).
"Program Customer" means any Accountholder or any Applicant.
"Program Customer Data" means Accountholder Data and Applicant Data.
"Program Documents" means all documents and materials pertaining to the Program that are to be used by or with Prospective Customers and Program Customers in connection with the Program, including the applications, Accountholder agreements, Financial Product terms and conditions, statements and notices, adverse action notices, consumer disclosures, customer service scripts, training materials, privacy notices, change of terms notices, and other documents containing disclosures related to the Program; provided, however, that the term Program Documents does not include HRB Documents.
"Program Information" means any and all information, and individual and aggregate transaction data, regarding or related to the Program, the Financial Products or the Legacy Credit Card Accounts (regardless of who owns such information or data, and whether such information is otherwise considered confidential), including:

(a)	individual and aggregate Program Customer Data and Prospect Data;

(b)	individual and aggregate Accounts and Program Documents;

(c)	Marketing Materials and Marketing Guidelines;

(d)	the Program Contracts and third-party service provider contracts; and

(e)	all records, reports and analysis of, or information derived from, any of the foregoing, whether in paper or digital form;
provided, however, that Program Information does not include:

(i)	Meta Licensed Marks or Company Licensed Marks;

(ii)	Meta's underwriting model for the Refund Advance;

(iii)	Meta's communications with its primary federal regulator regarding the Program; or

(iv)	A Party's attorney-client privileged communications.
"Program Territory" means the United States, Guam, Puerto Rico and certain U.S. military bases outside the United States as identified in Schedule 2.1 (Financial Products by Territory).
"Prospect Data" means all Personally Identifiable Information regarding a Prospective Customer used by the Parties in connection with determining whom to solicit for the Program.
"Prospective Customer" means HRB Customers and any other Persons selected by the Parties to receive Program offers.
"Purchase Agreement" has the meaning set forth in Recital D.
"Purchase Option Exercise Period" has the meaning set forth in Section 14.1(a) (EFS Purchase Option).
"Purchase Price" has the meaning set forth in Section 14.3(a) (Purchase Price).
"Purchased Accounts" means any loan account, credit card account, deposit account, prepaid card account (including any gift card or incentive card) and similar account purchased or assumed by, or assigned to, Meta under the Purchase Agreement.
"Purchased Meta Accounts" has the meaning set forth in Section 14.1(a) (EFS Purchase Option).
"RA Payment Agreement" means the Refund Advance Payment Agreement described in Section 2.2(e) (Program Contracts).
"Refund Account" means the individual, temporary, limited-purpose bank account established at Meta to facilitate a Refund Transfer Accountholder's authorized payments at his or her direction, and includes any Refund Account with respect to which Meta assumed the deposit liabilities from Axos pursuant to the Purchase Agreement.
"Refund Advance" or "RA" means a tax refund-related consumer loan originated by Meta, offered in Retail Locations at the time of tax preparation under the Program, which has no finance charge payable by the consumer and is secured and repaid solely by the consumer's tax refund(s), as further described in Schedule E (Refund Advance Product Schedule), and includes any Refund Advances Axos transferred to Meta pursuant to the Purchase Agreement.
"Refund Bonus" means a product that allows an HRB Customer to elect to receive a portion of their federal refund (plus an additional percentage funded by Company) on an electronic gift card for use at Amazon or other retailers.

"Refund Transfer" or "RT" means a tax refund-related deposit product offered in Retail Locations and the Digital Channel under the Program through a Refund Account established to receive a Refund Transfer Accountholder's federal and/or state income tax refund, from which payments are disbursed as directed by the Refund Transfer Accountholder, and the remaining proceeds, if any, are disbursed to the Refund Transfer Accountholder through various methods including direct deposit to an external bank account or Emerald Card, or by check, as further described in Schedule B (Refund Transfer Product Schedule). For the avoidance of doubt, the term "Refund Transfer" includes any Refund Transfers and the associated Refund Accounts transferred from Axos to Meta pursuant to the Purchase Agreement.
"Refund Transfer Accountholder" means any HRB Customer who applies for a Refund Transfer and for whom Meta has opened a Refund Account. In the case of married filing joint tax returns, the Refund Account will typically be opened jointly in the names of both Persons applying.
"Regulatory Request" means any valid subpoena, order or written request from a Governmental Authority having jurisdiction over a Party or its Affiliates or third-party service provider for Confidential Information or Program Information.
"Relationship Manager" has the meaning set forth in Section 2.5(a) (Relationship Managers).
"Renewal Term" has the meaning set forth in Section 13.1 (Term).
"Retail Location" means (a) each Company Location; and (b) each Franchise Location, but does not include the Digital Channel.
"Rewards Card" means the H&R Block Rewards Mastercard®, a reloadable incentive card, funded only by H&R Block and offered only to its associates, for which Meta is the issuing bank (including any incentive cards with respect to which Meta assumed the deposit liabilities from Axos pursuant to the Purchase Agreement).
"Safety and Soundness" means the standards identified by the OCC in 12 C.F.R. Part 30, Appendix A.
"SEC" means the U.S. Securities and Exchange Commission.
"Solvent" as to a Person, means (a) the present fair salable value of such Person's assets is in excess of the total amount of its liabilities, (b) such Person is presently able generally to pay its debts as they become due, and (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all business in which such Person is about to engage. The phrase "present fair salable value" of a Person's assets is intended to mean that value which can be obtained if the assets are sold within a reasonable time in arms'-length transactions in an existing and not theoretical market.
"SSAE" has the meaning set forth in Section 11.2(e) (Data Security).
"Suspended Product" has the meaning set forth in Section 5.3(b) (EFS Right to Suspend).

"Tax Season" means for a given year, the period from November 1st of the preceding year through the date of the regular federal income tax filing deadline in such year (normally April 15th).
"Term" has the meaning set forth in Section 13.1 (Term).
"Termination Date" means the date on which this Agreement terminates or expires in accordance with Article 13 (Term and Termination).
"Third Party Guidance" has the meaning set forth in Section 7.4 (OCC 2013-29).
"Vendor Management Program" has the meaning set forth in Section 6.1 (Vendor Management Program).
Section 1.2    Order of Precedence. This Agreement contains the terms that govern the program management relationship between EFS and Meta. If any provision of any Schedule conflicts with a provision of Articles 1-17 of this Agreement, the provision of Articles 1-17 of this Agreement will control, unless such provision of the Schedule expressly states that it supersedes a specifically-identified section of this Agreement. To the extent that there are any inconsistencies or conflicts arising between the provisions of this Agreement and any other agreement entered into between Meta and EFS, the provisions of this Agreement will control unless otherwise expressly provided in such other agreement.
Section 1.3    Rules of Interpretation. Unless otherwise expressly provided in this Agreement or the context otherwise requires, the following rules of interpretation apply:
(a)    the singular includes the plural and the plural includes the singular;
(b)    all references to the masculine gender include the feminine gender (and vice versa);
(c)    "include," "includes" and "including" are not limiting and are deemed to be followed by the words "without limitation";
(d)    references to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document;
(e)    a reference in this Agreement to an Article, Section, Schedule or Exhibit is to the Article of, Section of, Schedule to or Exhibit to this Agreement;
(f)    a reference to an Article or Section in this Agreement refers to all sub-parts or sub-components of any such Article or Section;
(g)    words such as "hereunder," "hereto," "hereof," and "herein," and other words of like import refer to the whole of this Agreement and not to any particular section, subsection or clause hereof;

(h)    the headings and subheadings of the sections of this Agreement are inserted for convenience of reference only and do not control or affect the meaning or construction of any of the agreements, terms, covenants and conditions of this Agreement in any manner;
(i)    a reference to "unreasonably withheld" means "unreasonably withheld, delayed or conditioned";
(j)    any approval, consent or notice required hereunder means "written approval," "written consent" or "written notice," as applicable;
(k)    any reference made in this Agreement to Applicable Law or HRB Applicable Law means such law as may be amended from time to time, and any successor law relating to the same subject; and
(l)    any provision in this Agreement that allows a Party to unilaterally exercise (i) reasonable discretion, (ii) a right of final approval, or (iii) similar decision-making authority will automatically include a requirement that, upon exercise of such unilateral right, and a written request by the other Party, the Party exercising such unilateral right will provide a written explanation of the basis for such Party's exercise of such right.
ARTICLE 2
PROGRAM DESCRIPTION
Section 2.1    The Program.
(a)    Conduct of Program in Program Territory. Meta and EFS will conduct the Program and offer the Financial Products within the Program Territory, as further described in Schedule 2.1 (Financial Products by Territory), pursuant to the terms and conditions of this Agreement.
(b)    Operation of Program Consistent with Existing Program. The Program will be operated substantially in the manner of the Existing Program (as it operated on the date of this Agreement), except as may be modified pursuant to Section 5.4 (Changes to the Financial Products or the Program).
Section 2.2    Program Contracts. Contemporaneous with the execution of this Agreement, EFS and Meta will execute and deliver, or cause their Affiliates to execute and deliver, each of the following agreements (collectively, with this Agreement, the "Program Contracts"), except as otherwise provided below:
(a)    The Confidentiality and Common Interest Agreement, by and among Meta, Meta Financial Group, Inc., EFS, and certain Affiliates of EFS in the form attached hereto as Exhibit A;
(b)    The Company Financial Products Distribution Agreement, by and among Meta, EFS, HRB Tax Group, HRB Technology and HRB Digital, in the form attached hereto as Exhibit B;

(c)    The Franchise Financial Products Distribution Agreement, dated as of various dates, by and among Meta, EFS and each Franchisee that elects to offer Financial Products at a Franchise Location, substantially in the form attached hereto as Exhibit C; provided, however, that Meta and EFS will execute the Franchise Distribution Agreement on or prior to October 16, 2020 and the Franchisees will not execute the Franchise Distribution Agreement until after it has been executed by Meta and EFS;
(d)    The Emerald Advance Participation Agreement, by and among Participant, EFS and Meta, in the form attached hereto as Exhibit D;
(e)    The Refund Advance Payment Agreement, by and among Meta, HRB Tax Group and Block Financial, in the form attached hereto as Exhibit E; and
(f)    The Joint Trademark Licensing Agreement, pursuant to which (i) HRB Innovations grants a license to Meta to use the Company Licensed Marks for the Program and (ii) Meta grants a license to EFS and certain of its Affiliates to use the Meta Licensed Marks for the Program, in the form attached hereto as Exhibit F.
(g)    The Credit Card Participation Agreement, by and among Participant, EFS and Meta, in the form attached hereto as Exhibit G.
Section 2.3    Program Economics; Expenses; Monthly Product Statements.
(a)    Program Economics. The economics of the Program and the fees payable to each Party will be as set forth in the Product Schedules, the RA Payment Agreement, the Participation Agreement and the Credit Card Participation Agreement.
(b)    Expenses. Except as expressly set forth in this Agreement or otherwise agreed by the Parties, each Party will be responsible for costs associated with its respective obligations under this Agreement.
(c)    Monthly Product Statements. No later than the third (3rd) day of each calendar month (if a Business Day, or if not, the next Business Day), EFS will provide to Meta one or more product compensation statements (each a "Monthly Product Statement") setting forth the total amounts for the prior calendar month owed to or by EFS or Meta with line item specificity in regards to Prepaid Products, Emerald Advances, and Refund Transfers, as set forth in the Product Schedules. The amounts due and owing by either Party will be paid to the other Party in the manner mutually agreed upon no later than three (3) Business Days following Meta's receipt of the Monthly Product Statement(s), except as may be otherwise described herein or otherwise mutually agreed upon by the Parties. The Parties agree that the Monthly Product Statements are only intended to cover the fees payable and due to each Party under the Product Schedules, and are not intended to cover any payments or settlements under the Participation Agreement, the RA Payment Agreement or the Credit Card Participation Agreement.

Section 2.4    South Dakota Office. Meta will (a) maintain its main office in South Dakota and will issue and book the Financial Products at its main office, (b) take all reasonable actions at its main office necessary to export South Dakota interest rates (and rely upon South Dakota usury rates) for the Emerald Advance, Refund Advance, Legacy Credit Card Accounts and credit-based New Products, if any, and (c) provide in consumer agreements for the Financial Products and the Legacy Credit Card Accounts that such agreements are subject to and governed by U.S. federal and, to the extent state law applies and is not preempted by federal law, South Dakota law.
Section 2.5    Relationship Managers.
(a)    Each Party will appoint a senior officer to facilitate the overall management of the Program under this Agreement (each, a "Relationship Manager"). Each Relationship Manager must have sufficient knowledge and experience to effectively and efficiently perform his or her responsibilities.
(b)    The Relationship Managers have the responsibility to coordinate, handle and make decisions regarding the day-to-day operations for the Program.
Section 2.6    Program Accounts; Flow of Funds. Meta and EFS will open such general ledger or deposit accounts at Meta as are necessary to support the Program contemplated in this Agreement. The Parties will implement mutually agreed to funds flows for each Financial Product. Each Party agrees to comply with the agreed upon funds flow, as the same may be from time to time mutually amended by the Parties.
Section 2.7    Purchase Agreement. Each Party will use commercially reasonable efforts to expeditiously finalize and execute the Purchase Agreement in a form reasonably acceptable to such Party.

ARTICLE 3
ROLES AND RESPONSIBILITIES
Section 3.1    Meta's Roles and Responsibilities. Meta has a duty to (a) provide the Financial Products to HRB Customers in Retail Locations and, to the extent specified in the Product Schedule for each Financial Product, in the Digital Channel, (b) establish underwriting criteria to decision loan applications for Emerald Advance and Refund Advance, (c) supervise, monitor and review the Program consistent with the Third Party Guidance, (d) ensure that (i) the terms, pricing and attributes of the Financial Products as described in the Product Overviews and (ii) the Program Documents developed by Meta or submitted to Meta for approval comply with Applicable Law and Payment Network Rules, and (e) perform its obligations under this Agreement and the other Program Contracts in compliance with Applicable Law, Payment Network Rules, the Policies and Procedures and the Program Documents, all as further described in this Agreement, including Schedule 3.1 (Duties and Responsibilities of the Parties).
Section 3.2    EFS's Roles and Responsibilities. EFS has a duty to (a) act as program manager for the Program, which includes developing the Program Documents, providing operational support for the Program, and servicing of all Financial Products and the Legacy Credit Card

Accounts, including providing customer service for the Program, (b) conduct marketing for the Program and develop Marketing Materials that comply with Applicable Law, (c) facilitate the distribution and offering of the Financial Products through Retail Locations and the Digital Channel (as applicable), (d) ensure that HRB Documents comply with HRB Applicable Law, and (e)  perform its obligations under this Agreement and the other Program Contracts in compliance with Applicable Law, Payment Network Rules, the Policies and Procedures and the Program Documents, all as further described in this Agreement, including Schedule 3.1 (Duties and Responsibilities of the Parties).
Section 3.3    Distributors. EFS will work with the Distributors to offer the Financial Products to HRB Customers in Company Locations and through the Digital Channel (if applicable), as set forth in the Product Schedules and the Company Distribution Agreement.
Section 3.4    Franchisees.
(a)    EFS will work with the Franchisees to offer the Financial Products to HRB Customers in Franchise Locations, as set forth in the Product Schedules and the Franchise Distribution Agreement. Notwithstanding any other provision of this Agreement, a Franchisee may elect, prior to each Tax Season, whether or not to offer the Emerald Advance or Refund Advance products for that Tax Season.
(b)    Prior to a Franchisee participating in the Program, EFS will provide and obtain each Franchisee's written or electronic signature agreeing to the terms of the Franchise Distribution Agreement.
(c)    EFS acknowledges and agrees that EFS and not Meta is responsible for paying Franchisees any compensation for facilitation of Financial Products that may be owed to Franchisees in connection with the Program.
(d)    Franchisees are not third-party beneficiaries of this Agreement.
(e)    EFS's responsibilities with respect to a Franchisee will be as set forth in the Franchise Distribution Agreement; provided, however, that EFS's responsibilities further include an obligation to conduct commercially reasonable due diligence with respect to any such Franchisee before entering into a Franchise License Agreement with such Franchisee.
(f)    Meta will provide notice to EFS prior to (i) withdrawing or suspending any Financial Products from distribution to any Franchisee, or (ii) taking any enforcement actions against a Franchisee under the Franchise Distribution Agreement, unless (A) Meta is directed to do so by a Governmental Authority, or (B) Meta's legal counsel reasonably determines that such Franchisee's continued distribution of Financial Products or involvement with the Program is not consistent with safe and sound banking practices and thus that immediate action is required.
Section 3.5    Cooperation in Development of Program Documents. Meta and EFS will mutually cooperate in good faith and use commercially reasonable efforts to finalize the Program

Documents as soon as possible in order to meet operational, information technology and other implementation requirements and deadlines, but in no event later than the October 15 prior to each Tax Season.
Section 3.6    Marketing of Program.
(a)    EFS, either directly or through an Affiliate, will market the Program as determined by EFS in its sole and reasonable discretion, provided that the content of Marketing Materials is subject to Meta's review and approval as described in this Agreement.
(b)    EFS will only use Marketing Materials that have been approved by Meta through one of the processes described in this Section 3.6(b). Prior to the use of any Marketing Materials with consumers, EFS will either:
(i)    Ensure that the Marketing Materials conform with the then-current Marketing Guidelines and provide a final copy of any such Marketing Materials to Meta upon or prior to deployment; or
(ii)    Provide a copy of any Marketing Materials that may not conform with the Marketing Guidelines to Meta for its review and approval along with any additional information reasonably required by Meta to substantiate any marketing claims.
(c)    As soon as reasonably possible but in any event no more than five (5) Business Days after receipt of any Marketing Materials proposed to be used by EFS and required to be approved by Meta, Meta will give EFS written notice of (i) approval of the Marketing Materials as presented, (ii) approval of the Marketing Materials as revised by Meta, or (iii) detailed feedback on the Marketing Materials requesting changes or additional information Meta may require in order to approve such Marketing Materials.
Section 3.7    Program Documents.
(a)    EFS will develop the Program Documents for Meta's review and approval, as described in this Agreement. EFS will only use Program Documents that have been approved by Meta pursuant to this Section 3.7. Prior to submission to Meta, EFS will ensure that such Program Documents have been reviewed by experienced compliance personnel or legal counsel for conformance with Applicable Law.
(b)    EFS will submit the Program Documents and any proposed changes to the Program Documents to Meta for review and approval. As soon as reasonably possible but in any event no more than five (5) Business Days after receipt of the Program Documents or any proposed changes to Program Documents, Meta will give EFS written notice of (i) approval of the Program Documents as presented, (ii) approval of the Program Documents as revised by Meta, or (iii) detailed feedback on the Program Documents requesting changes or additional information Meta may require in order to approve such Program Documents.

(c)    Notwithstanding the foregoing, EFS need not seek further approval for non-substantive changes to Program Documents (with the exception of Accountholder agreements, Financial Product terms and conditions, statements and notices, adverse action notices, privacy notices, change of terms notices and consumer disclosures required by Applicable Law), provided EFS submits such modified Program Documents to Meta at least five (5) Business Days prior to use, along with a summary of the non-substantive changes. For the avoidance of doubt, in the event of a proposed substantive change in the Program Documents, or any proposed changes to Accountholder agreements, Financial Product terms and conditions, statements and notices, adverse action notices, privacy notices, change of terms notices or consumer disclosures required by Applicable Law, EFS will submit such materials to Meta for review and approval in accordance with Section 3.7(b) (Program Documents).
(d)    EFS will implement the Program Documents into Company's systems on the timeline agreed by the Parties.
Section 3.8    EFS Policies and Procedures.
(a)    EFS will develop the Policies and Procedures applicable to the Program for Meta's review and approval, which will not be unreasonably withheld. Meta has the right to require changes to the Policies and Procedures to comply with Applicable Law.
(b)    For the avoidance of doubt, if any term or condition of this Agreement or the other Program Contracts conflicts with a similar term or agreement in the Policies and Procedures, the terms of this Agreement or the other Program Contract will control.
Section 3.9    Program Infrastructure.
(a)    Compliance Management System. EFS will maintain a compliance risk management system, including appropriate and necessary internal controls designed to reasonably ensure that all EFS duties, obligations, and services provided pursuant to the Program, and the actions of any Distributors participating in the Program, will conform to Applicable Law, the Policies and Procedures, this Agreement and the other Program Contracts.
(b)    Quality Control. EFS will maintain such systems and quality controls as may be necessary to (i) enable Meta to adequately monitor the operations of the Program, and (ii) react to fraud and promptly, when necessary, respond to and resolve consumer complaints and inquiries so that risk is managed and complaints are reasonably addressed.
(c)    System Access. EFS will provide Meta with access to all necessary systems and data feeds to monitor Program activity, facilitate settlement, balance and reconcile accounts, monitor for suspicious activity and fraudulent financial transactions, review application and underwriting decisioning, and comply with Bank Secrecy Act and OFAC obligations.

(d)    Access to Data. Each Party will provide the appropriate tools, records, reporting and resources to allow for efficient access to Program Information and transaction data and Account and Applicant level data for Financial Products and the Legacy Credit Card Accounts, subject to any restrictions under Applicable Law.
(e)    Accounting System. EFS will continue to maintain, at its sole cost and expense, a comprehensive accounting and tracking system to accurately and immediately reflect all applications, Accounts, underwriting decisions for Emerald Advance, and related information regarding the Program to satisfy the information requirements of Meta, its regulators and Meta's internal and external auditors, as described in Schedule 3.1 (Duties and Responsibilities of the Parties).
Section 3.10    Payment Network Membership. Meta will join and/or maintain membership in Mastercard or another Payment Network selected by EFS as required to offer the Financial Products under the Program and maintain the Legacy Credit Card Accounts. Meta is a member in good standing of Mastercard and has full authority under applicable Mastercard operating regulations to issue the Emerald Card and the credit cards associated with the Legacy Credit Card Accounts and to use and display Mastercard trademarks. Meta will support the sponsorship and registration of EFS with Mastercard as required by the Payment Network Rules and will renew EFS's registration annually during the Term. While Meta anticipates acquiring one or more bank identification numbers and routing transit numbers to be used exclusively for the Program from Axos upon the execution and/or closing of the Purchase Agreement, Meta will use commercially reasonable efforts to promptly obtain dedicated bank identification numbers and a separate routing transit number for the Program.
Section 3.11    No Transfer of Accounts. Meta will not assign or transfer any Account to a third party without EFS's prior written consent.
Section 3.12    Insurance.
(a)    EFS will maintain throughout the Term a comprehensive general liability policy, the limit of which will be no less than $1,000,000 per occurrence. In addition, EFS will maintain throughout the Term an appropriate cyber insurance policy or endorsement, the limit of which will be no less than $2,000,000 per occurrence, providing coverage in the event of loss of Program Customer Data or Prospect Data by EFS.
(b)    Each policy required by Section 3.12(a) will be carried in the name of EFS as either the primary or as an additional insured. EFS will provide certificates of insurance evidencing the existence of such policy or policies on or prior to the date of this Agreement and from time to time upon request of Meta.

ARTICLE 4
AUTHORITY AND REGULATORY COMPLIANCE
Section 4.1    Program Authority.
(a)    Meta Matters. Meta will have final decision-making authority with respect to the following matters, subject to EFS's final decision-making authority for matters described in Section 4.1(b) (EFS Matters):
(i)    compliance of the Financial Products, the Legacy Credit Card Accounts and the Program with Applicable Law (except HRB Applicable Law);
(ii)    review and approval of Program Documents and Marketing Materials;
(iii)    credit underwriting for Emerald Advance and Refund Advance;
(iv)    use of Meta Licensed Marks;
(v)    Meta's information technology and processing systems; and
(vi)    management and retention of Meta's personnel.
(b)    EFS Matters. Notwithstanding Section 4.1(a) (Meta Matters), EFS will have final decision-making authority with respect to the following matters:
(i)    compliance with HRB Applicable Law;
(ii)    use of Company Licensed Marks;
(iii)    Company's information technology and processing systems, including BlockWorks;
(iv)    strategies for marketing the Program, including means, methods and budget for marketing;
(v)    compliance with respect to tax preparation and changes required by HRB Applicable Law; and
(vi)    management and retention of EFS personnel.
Section 4.2    Meta Oversight of Program. The Parties acknowledge and agree that Meta has the right to supervise, monitor and review the Financial Products and the Legacy Credit Card Accounts under the Program. Accordingly, EFS will cooperate and assist Meta with its review and oversight of the Program. The cost of Meta's supervision, monitoring, and review of the Program, whether incurred directly by Meta or indirectly through Meta's retention of a Meta Service Provider, will be borne by Meta. The cost of EFS's cooperation and assistance, as necessary to comply with Applicable Law, will be borne by EFS.
Section 4.3    Meta Compliance Program. Meta, at its expense, will design, establish and maintain a compliance program to ensure adequate monitoring, supervision and control over the Program activities that EFS and the Distributors and Franchisees perform for Meta. The compliance program will include, at a minimum, the following features:

(a)    The Program will be reviewed by Meta's executive management not less frequently than every two (2) years;
(b)    Meta will designate a compliance officer responsible for the development, implementation and management of Meta's compliance program;
(c)    Not less frequently than annually, Meta will conduct a compliance risk assessment for the Program. EFS will assist Meta in developing a true and comprehensive depiction of actual risks in the Program;
(d)    Not less frequently than annually, Meta's compliance officer will review the compliance program to determine if EFS and Distributors and Franchisees are operating in accordance with established Policies and Procedures;
(e)    Meta will conduct an annual internal or external audit review of the compliance program, which will include a review and update of the training program and training materials;
(f)    Meta's compliance officer will provide annual written compliance and audit reports to Meta's senior management. Such reports will include evidence of appropriate remedial actions taken (or to be taken) to address any identified deficiencies in the compliance program. Meta will provide a summary of the compliance and audit results to its board of directors;
(g)    Meta will maintain a review and approval process for all Program Documents and Marketing Materials used in the Program; and
(h)    Meta will comply with any other requirements or conditions that a Governmental Authority with jurisdiction over Meta requires with regard to the Program.
Section 4.4    Consumer Complaint Program. The Parties will maintain a policy for tracking and recording consumer complaints regarding the Program, including complaints received by Meta or any Distributor or Franchisee, the initial form of which is attached as Schedule 4.4 (Initial Complaint Policy), but which may be amended from time to time by the Parties in accordance with Section 5.4 (Changes to the Financial Products or the Program).
Section 4.5    Regulatory Coordination; Regulatory Actions.
(a)    Regulatory Coordination. The Parties will work together to (i) analyze pending material changes to Applicable Law, to consider changes to the Program or Program Documents that may be required by Applicable Law, and discuss regulatory developments affecting the Program, and (ii) prepare appropriate responses to requests and inquiries of Governmental Authorities regarding the Program, subject to Applicable Law regarding the confidentiality of bank supervisory matters.
(b)    Notification. To the extent permitted by Applicable Law, each Party will promptly notify the other Party if it receives written notice of, or otherwise obtains knowledge of, any pending or threatened action, regulatory action, claim or litigation, proceeding, arbitration, investigation, inquiry or controversy, at law, in equity or otherwise, against or involving such Party or its Affiliates, which, if adversely determined, would have an adverse effect on either Party's ability to perform its obligations under this Agreement or the other Program Contracts, or may reasonably be expected to result in termination or limitation of this Agreement or the Program.
(c)    Regulatory Response to Action. If any action or proceeding by a Governmental Authority or other third party is initiated or threatened against any Party (i) to prohibit or attempt to prohibit any Party from fulfilling its obligations under this Agreement, (ii) that would materially impair the economic benefits that any Party reasonably anticipates from the operation of the Program, or (iii) that could reasonably be expected to cause material risk to the Program, the affected Party will promptly notify the other Party, unless prohibited by Applicable Law, and the other Party will, upon request by the affected Party, reasonably cooperate and assist the affected Party who is defending such action or proceeding.
ARTICLE 5
EXCLUSIVITY; NEW PRODUCTS;
CHANGES TO EXISTING PRODUCTS AND PROGRAM
Section 5.1    Meta's Right to Offer Financial Products to Others. Nothing in this Agreement is intended or will be construed to prohibit or limit Meta's right to offer financial products and services that are similar to the Financial Products or the Legacy Credit Card Accounts with or through any Person, as long as the offering of such products and services is not limited or restricted by the terms of this Agreement.
Section 5.2    EFS to Offer Meta's Financial Products.
(a)    During the Term, EFS and its Affiliates will not offer and distribute the following specific financial products at Retail Locations with a federally-insured depository institution other than Meta:
(i)    a demand deposit (checking), savings, or other consumer asset account, including a prepaid account, in each case that is offered to the HRB Customer during tax preparation for the purpose of receiving the HRB Customer's tax refund generated from that tax preparation event;
(ii)    an open-end, year-round line of credit offered to consumers exclusively during a promotional period in November, December, or January; or
(iii)    a tax refund-related consumer loan (with or without a finance charge) that is offered during tax preparation and is designed to be repaid from the tax refund resulting from that tax preparation event.
(b)    Notwithstanding any other provision of this Agreement, during the Term, EFS and its Affiliates are permitted to:
(i)    offer through a third party a financial product that Meta suspends offering pursuant to the terms of Section 5.3(a) (Meta Right to Suspend), after such cessation;
(ii)    offer financial products or services through a financial marketplace;
(iii)    offer Refund Bonus;
(iv)    offer or facilitate any products or services by or through Affiliates of EFS doing business under the Wave trademark, including Wave Financial USA, Inc. and Wave Money, Inc., including accounting or financial products, so long as such offerings do not materially impair Meta's ability to collect payment on Refund Advances or Emerald Advances; and
(v)    continue to offer products or services by or through Axos under the Existing PMA (as contemplated by Article 15 (Rights Upon Termination) of the Existing PMA) until the closing of the purchase and assumption transaction contemplated by the Purchase Agreement.
Section 5.3    Rights to Suspend Offering a Financial Product.
(a)    Meta Right to Suspend. Notwithstanding any other provision of this Agreement, Meta, acting in good faith, may suspend offering a Financial Product, in one or more jurisdictions or the entire Program Territory, upon at least ninety (90) days' prior notice to EFS (unless the 90th day falls during a Tax Season, in which case the required prior written notice period will be extended until the end of such Tax Season), or a shorter time if required by Applicable Law, a written directive of a Governmental Authority, or, with respect to Section 5.3(a)(iii), pursuant to a written directive from Meta's board of directors, if such suspension, in Meta's reasonable belief based upon written advice of its outside counsel (a copy of which will be provided to EFS), is required (i) to comply with a change in Applicable Law, (ii) to comply with a written directive from a Governmental Authority with regulatory authority over Meta, or (iii) with respect only to Refund Advance, to alleviate a material risk to the Safety and Soundness of Meta caused by circumstances outside Meta's control that are likely to result in significant financial losses to Meta absent such suspension. Before requiring EFS to suspend offering a Financial Product during a Tax Season, Meta will make commercially reasonable efforts to work with EFS to make changes to the Financial Product or the distribution of such Financial Product to address a change in Applicable Law or regulatory objection (or, in the case of Refund Advance, concerns regarding a material risk to the Safety and Soundness of Meta) and allow EFS to continue offering the Financial Product during the Tax Season.
(b)    EFS Right to Suspend. Notwithstanding any other provision of this Agreement, EFS and its Affiliates have the right in their sole discretion, upon prior notice to Meta, to suspend offering one or more Financial Products (a "Suspended Product"), in one or more states (or other jurisdictions), or in the entire Program Territory, without triggering a termination right under this Agreement. Following any such suspension, if EFS elects to resume offering any such Suspended Product during the Term, EFS will offer such Suspended Product only through Meta.
(c)    EFS Suspension of Refund Advance. If EFS or an Affiliate of EFS unilaterally elects pursuant to Section 5.3(b) (EFS Right to Suspend) to suspend offering the Refund Advance product (and such election is not as a result of a change in Applicable Law, written directive from a Governmental Authority with regulatory authority over EFS, or a material risk to EFS caused by circumstances outside EFS's control that are likely to result in a significant financial loss to EFS absent such suspension), then EFS will pay to Meta an incremental program management fee as set forth in Schedule 5.3 (Incremental Program Management Fee).
Section 5.4    Changes to the Financial Products or the Program.
(a)    Any changes to the Financial Products, the Legacy Credit Card Accounts, or the Program, other than the right to suspend in Section 5.3 (Rights to Suspend Offering a Financial Product), require the prior written consent of both Meta and EFS, which consent will not be unreasonably withheld, delayed or conditioned by either Party. If there are any potential material changes to a Financial Product, the Legacy Credit Card Accounts, or the Program that either Party is considering implementing, that Party will notify the other Party of such potential material changes.
(b)    If a change in Applicable Law or written directive from a Governmental Authority requires changes to one or more Financial Products, the Legacy Credit Card Accounts, or the Program, the Parties will cooperate in good faith to implement such changes in a manner reasonably acceptable to both Parties consistent with Applicable Law or such written directives from a Governmental Authority. Any such changes will be implemented within the timeframe required by Applicable Law or the Governmental Authority.
(c)    Meta and EFS expect that they will agree upon normal course enhancements or other changes to the Financial Products offered under the Program. While the Parties acknowledge this Agreement must be modified by written amendment, normal course changes to the product overviews of each Product Schedule may be made through the process described in Schedule 3.1 (Duties and Responsibilities of the Parties).
Section 5.5    New Products.
(a)    EFS and Meta may agree to offer a new financial product or service (a "New Product") by executing a new product schedule. Upon execution, the New Product will become a Financial Product and the product schedule for the New Product will become a Product Schedule, covered by the Program and subject to the terms of this Agreement.
(b)    Nothing in this Agreement is intended or will be construed to require (i) either Party to offer or distribute any proposed new product developed by the other Party; (ii) Meta to offer or distribute through EFS and its Affiliates and Franchisees any proposed new product that Meta develops; or (iii) either Party to give the other Party a first look or right of first refusal on any proposed new product developed by the Party.
ARTICLE 6
THIRD-PARTY SERVICE PROVIDERS
Section 6.1    Vendor Management Program. EFS will develop and maintain a vendor management program to manage the third parties EFS engages (other than its Affiliates) to provide services for the Program (the "Vendor Management Program").  EFS will use its reasonable discretion to choose its service providers for the Program, subject to the Vendor Management Program. Meta may, upon at least ten (10) Business Days' prior notice to EFS, audit EFS to ensure EFS is complying with its Vendor Management Program, provided that Meta will endeavor to conduct any such audit outside of the Tax Season and in a manner that is least disruptive to EFS. EFS will onboard, oversee, and manage such third-party service providers, in accordance with such Vendor Management Program. The initial Vendor Management Program is attached as Schedule 6.1 (Initial Vendor Management Program), but EFS may update such Vendor Management Program from time to time with prior notice to Meta, provided such updates do not materially reduce or diminish EFS's vendor management onboarding or oversight procedures existing as of the date of this Agreement.
Section 6.2    Service Providers.
(a)    The Material Third-Party Service Providers used by each of Meta and EFS in connection with the Program are set forth in Schedule 6.2 (Material Third-Party Service Providers). Any new Material Third-Party Service Provider added by EFS must be onboarded pursuant to the process set forth in the Vendor Management Program and any new Material Third-Party Service Provider added by Meta must be onboarded pursuant to the process described in Meta's equivalent vendor management program. Upon request by the other Party no more frequently than quarterly, each Party will provide the other Party an updated list of its Material Third-Party Service Providers.
(b)    Notwithstanding Section 6.1 (Vendor Management Program), the use by a Party of a Meta Service Provider, EFS Service Provider or Affiliate of a Party, as applicable, to perform services related to this Program will not relieve such Party of any of its obligations under this Agreement. Each such Meta Service Provider, EFS Service Provider or Affiliate of a Party will be held to the same standards of care as would be applicable to such Party if it were to perform the service itself. For the avoidance of doubt, any breach of the provisions of this Agreement by an Affiliate or service provider to a Party will constitute a breach by such Party as if it had performed the outsourced services itself, and will be subject to all provisions of this Agreement applicable to such breach, including the notice and cure provisions set forth in Section 12.1 (EFS Event of Default), and Section 12.2 (Meta Event of Default).
(c)    The Party engaging any Meta Service Provider, EFS Service Provider, or Affiliate of a Party, as applicable, will be responsible for (i) all payments to such Meta Service Provider, EFS Service Provider or Affiliate (ii) ensuring the performance or non-performance of such Meta Service Provider, EFS Service Provider or Affiliate as if such performance or nonperformance were that of such Party, and (iii) requiring such Meta Service Provider, EFS Service Provider or Affiliate to obtain all necessary permits, licenses, authorizations and approvals of Governmental Authorities.
(d)    Except as otherwise agreed in writing among Meta, EFS and any third-party service provider, each Party will continue to manage all third-party relationships managed by such Party as of the date of this Agreement and deemed necessary and appropriate for such Party to perform its obligations pursuant to this Agreement. EFS will continue to be entitled to all incentives and benefits arising from contracts with third parties, including its existing incentive agreement with Mastercard.
Section 6.3    International Restrictions. Neither Party will transmit Program Customer Data outside of the United States without the written consent of the other Party. EFS is permitted to utilize the servicing functions of the service providers located outside the United States as set forth in Schedule 6.3 (List of Internationally Outsourced Service Providers).
ARTICLE 7
AUDIT RIGHTS
Section 7.1    Meta's Audit Rights of EFS.
(a)    Audit of EFS. Upon reasonable advance notice, subject to the confidentiality provisions set forth in Article 10 (Confidentiality), the EFS Audit Parties agree to provide to the internal and external auditors and personnel of Meta reasonable access to the facilities, records and personnel of the EFS Audit Parties to conduct, at Meta's expense, a review or audit during normal business hours, in a manner designed to be least disruptive and no more than once per year (unless otherwise required by a Governmental Authority or as permitted by Section 7.1(b) (EFS Corrective Plan)), to the extent reasonably required to verify EFS's compliance with its obligations under this Agreement and to the extent permitted by Applicable Law. The EFS Audit Parties will fully cooperate and provide to such auditors, personnel, examiners and agents, in a timely manner, all such assistance as they may reasonably require in monitoring or verifying compliance with Applicable Law and the Program Contracts, including providing information concerning Retail Locations or Program Customers, and will assist Meta in obtaining any such information from Franchisees. In furtherance of and without limiting the foregoing, EFS will permit Meta to conduct mystery shopping and onsite inspections at Retail Locations to audit the offering of the Financial Products under the Program. Audits conducted by internal personnel will be conducted at a mutually agreeable time and in a manner that is least disruptive to the business of the EFS Audit Party being audited. EFS will cooperate with any examination, inquiry, audit, information request, site visit or the like, which may be conducted or required by Meta's primary federal regulator or financial statement auditors. Upon the request of Meta, EFS will enforce any provisions of its contracts with the EFS Service Providers to require each such service provider to comply with the terms of this Section 7.1, as applicable to such service provider. Meta understands that it will not be permitted to access tax return information, except to the extent that the consumer has consented to disclose such tax return information to Meta in connection with the Program.
(b)    EFS Corrective Plan. To the extent an audit conducted pursuant to Section 7.1(a) (Audit of EFS) reveals any error, deficiency or other failure to perform on the part of the EFS Audit Party that has not otherwise been disputed by EFS in good faith pursuant to Section 16.2 (Dispute Resolution), EFS will (i)  upon Meta's request, deliver to Meta, within thirty (30) Business Days following any such request (unless a shorter timeframe is reasonably deemed necessary by Meta because of the critical nature of the error, deficiency or other failure or is required by a Governmental Authority), a written corrective plan (an "EFS Corrective Plan") that, if followed, is designed to correct the error, deficiency or other failure to perform, (ii) following the approval of the EFS Corrective Plan by Meta, promptly execute the EFS Corrective Plan and (iii) permit Meta to conduct additional follow-up audits as Meta may deem reasonably necessary for Meta to audit EFS's compliance with this provision, including the correction of EFS's error, deficiency or other failure to perform. The reasonable costs and expenses of the first such follow-up audit will be an expense of EFS, but any additional follow-up audits will be expenses of Meta.
Section 7.2    EFS's Audit Rights of Meta.
(a)    Audit of Meta. Upon reasonable advance notice, subject to the confidentiality provisions set forth in Article 10 (Confidentiality), Meta agrees to provide to the internal and external auditors and personnel of EFS or its Affiliates reasonable access to Meta's facilities, records and personnel to conduct, at EFS's expense, a review or audit during normal business hours, in a manner designed to be least disruptive and no more than once per year (unless otherwise required by a Governmental Authority or as permitted by Section 7.2(b) (Meta Corrective Plan)), to the extent reasonably required to verify Meta's compliance with its obligations under this Agreement and to the extent permitted by Applicable Law. Meta will fully cooperate and provide to such auditors, personnel, examiners and agents, in a timely manner, all such assistance as they may reasonably require in monitoring or verifying Meta's compliance with Applicable Law and the Program Contracts. Audits conducted by internal personnel will be conducted at a mutually agreeable time and in a manner that is least disruptive to Meta's business. The parties acknowledge that Meta's primary federal regulator has the exclusive right to regulate, examine and supervise Meta, and nothing in this Agreement is intended or will be construed (i) to create any right of any other Governmental Authority to regulate, examine or supervise Meta, or (ii) that Meta has agreed or consented to be audited by a Governmental Authority other than Meta's primary federal regulator. Upon the request of EFS, Meta will enforce any provisions of its contracts with the Meta Service Providers to require each service provider to comply with the terms of this Section 7.2, as applicable to such service provider. The Parties acknowledge and agree that EFS's audit rights do not extend to Meta's regulatory reports of examination, regulatory communications or other documents or materials that Meta is prohibited by Applicable Law from sharing with EFS.
(b)    Meta Corrective Plan. To the extent an audit conducted pursuant to Section 7.2(a) (Audit of Meta) reveals any error, deficiency or other failure to perform on the part of Meta that has not otherwise been disputed by Meta in good faith pursuant to Section 16.2 (Dispute Resolution), Meta will (i) upon EFS's request, deliver to EFS, within thirty (30) Business Days following any such request (unless a shorter timeframe is reasonably deemed necessary by EFS because of the critical nature of the error, deficiency or other failure or is required by a Governmental Authority), a written corrective plan (a "Meta Corrective Plan") that, if followed, is designed to correct the error, deficiency or other failure to perform, (ii) following the approval of the Meta Corrective Plan by EFS, promptly execute the Meta Corrective Plan and (iii) permit EFS to conduct additional follow-up audits as EFS may deem reasonably necessary for EFS to audit Meta's compliance with this provision, including the correction of Meta's error, deficiency or other failure to perform. The reasonable costs and expenses of the first such follow-up audit will be an expense of Meta, but any additional follow-up audits will be expenses of EFS.
Section 7.3    EFS Audit Plan. The initial EFS Audit Plan for the Program is set forth on Schedule 7.3 (Initial EFS Audit Plan), which EFS Audit Plan may be updated by the mutual agreement of the Parties from time to time in the normal course of business. EFS agrees to implement the EFS Audit Plan as part of EFS's onsite evaluations of Retail Locations, provide periodic oral updates to Meta of its oversight activities during the Tax Season at Meta's reasonable request, and provide the relevant results of said onsite evaluations to Meta after each Tax Season. To the extent EFS identifies material deficiencies with respect to a Retail Location's performance of its obligations in connection with the Program, EFS will take reasonable steps to cause the Retail Location to remediate such deficiencies as soon as commercially practicable.
Section 7.4    OCC 2013-29. The Parties acknowledge that the relationships contemplated hereunder fall within the purview of Risk Management Guidance OCC 2013-29, issued by the OCC on October 30, 2013, and all official bulletins issued by the OCC supplementing OCC 2013-29 (the "Third Party Guidance"). EFS has provided and will continue to promptly provide to Meta such information regarding itself, its Affiliates, and the EFS Service Providers as Meta may from time to time reasonably request, in order to ensure compliance with Meta's obligations as set forth in the Third Party Guidance.
Section 7.5    OCC Oversight. EFS acknowledges that (i) the performance of activities by third parties for Meta is subject to OCC examination oversight, including access to certain work papers, drafts, and other materials; (ii) the OCC treats as subject to 12 U.S.C. § 1867(c) and 12 U.S.C. § 1464(d)(7) situations in which a bank arranges, by contract or otherwise, for the performance of any applicable functions of its operations; and (iii) the OCC has the authority to examine and to regulate the functions or operations performed or provided by third parties.
ARTICLE 8
INTELLECTUAL PROPERTY
Section 8.1    Ownership and Licenses of Intellectual Property.
(a)    Each Party and its Affiliates will continue to own all of their respective Intellectual Property that existed as of the date of this Agreement.
(b)    Each Party and its Affiliates will own all right, title and interest in the Intellectual Property each of them develops independently of the other Party or its Affiliates, as applicable, during the Term. To the extent a Party (the "Acquiring IP Party") acquires any rights in or to such Intellectual Property of the other Party or its Affiliates (the "IP Owner") (other than by written agreement of the Parties specifically transferring such rights or interest), the Acquiring IP Party hereby assigns all such right, title and interest in and to such Intellectual Property back to the IP Owner. Acquiring IP Party will execute any documents in connection with such assignment that IP Owner may reasonably request.
(c)    All Intellectual Property jointly developed by the Parties in connection with the Program will be owned by EFS; provided, however, that the Refund Advance underwriting model, and any improvements to such underwriting model, will be exclusively owned by and is the Confidential Information of Meta.
Section 8.2    Third-Party Intellectual Property. Except as licensed or otherwise permitted, neither Party may use intellectual property, trade secrets or other confidential business information of any third party in connection with the development of the Program Documents and Marketing Materials or in carrying out its obligations or exercising its rights under this Agreement.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 9.1    EFS's Representations, Warranties and Covenants.
Except as set forth in Schedule 9.1 (Exceptions to EFS's Representations and Warranties), EFS makes the following representations, warranties, and covenants to Meta, each and all of which will survive the execution and delivery of this Agreement, and each and all of which will be deemed to be made as of the date of this Agreement and restated and remade on each day of the Term (except as otherwise stated).
(a)    Corporate Existence. EFS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. EFS and its Affiliates performing services in connection with this Agreement have all necessary licenses, permits, consents or approvals from or by, and have made all necessary notices to, all Governmental Authorities, to the extent required for EFS's or its Affiliate's business, as applicable, and for the performance of its obligations under this Agreement and the other Program Contracts, except where the failure to have such licenses, permits, consents or approvals would not have Material Adverse Effect with respect to EFS or such Affiliates, taken as a whole.
(b)    Capacity; Authorization; Validity. EFS has all necessary limited liability company power and authority to execute and enter into this Agreement and the other Program Contracts and to perform its obligations under this Agreement and the other Program Contracts. The execution and delivery of this Agreement and the other Program Contracts by EFS, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary limited liability company action of EFS. This Agreement and the other Program Contracts (i) have been duly executed and delivered by EFS, (ii) constitute the valid and legally binding obligation of EFS, and (iii) are enforceable against EFS in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)    No Conflicts. The execution, delivery and performance of this Agreement by EFS, its compliance with the terms hereof, and its consummation of the transactions specified herein, will not:
(i)    conflict with, violate, result in the breach of, constitute an event that could result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which EFS is a party or by which it or its assets are bound, except for conflicts, breaches and defaults which would not have a Material Adverse Effect with respect to EFS;
(ii)    conflict with or violate the organizational documents of EFS;
(iii)    violate any HRB Applicable Law or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which EFS is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a Material Adverse Effect with respect to EFS;
(iv)    require the consent or approval of any other party to any contract, instrument or commitment to which EFS is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a Material Adverse Effect with respect to EFS; or
(v)    require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except to the extent that the failure to obtain such consent or approval would not have a Material Adverse Effect with respect to EFS.
(d)    No Defaults. EFS is not in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Material Adverse Effect with respect to EFS, and EFS has not received any notice of default under any contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by EFS of its obligations under this Agreement or the other Program Contracts. No EFS Event of Default under this Agreement has occurred and is continuing.
(e)    Books and Records. All of EFS's records, files and books of account relating to the Program, including records provided to Meta regarding Account activities, are in all material respects complete and correct and are maintained in accordance with Applicable Law.
(f)    No Litigation. Except as may be disclosed in reports filed with the SEC under the Securities Exchange Act of 1934, as of the date of this Agreement, no action, claim, litigation, proceeding, investigation, regulatory inquiry or arbitration is pending, nor, to the knowledge of EFS, has been threatened in writing against EFS or any of its Affiliates performing services in connection with this Agreement, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators, to which EFS (or its Affiliates performing services in connection with this Agreement) is a party, which, if adversely determined, would have a Material Adverse Effect with respect to EFS, the Program or other transactions contemplated by this Agreement.
(g)    Financial Capacity; Due Diligence Materials. EFS has the financial capacity to perform its obligations under this Agreement. EFS has delivered to Meta complete and correct copies of its annual unaudited financial statements and such other items that Meta has requested from EFS in connection with its due diligence review of EFS (the "EFS Due Diligence Materials"). EFS's financial statements, as furnished to Meta and subject to any limitations stated therein, do fairly present the financial condition of EFS, and have been prepared in accordance with (i) the books and records of EFS, and (ii) generally accepted accounting principles as in effect in the United States at the time of preparation.
(h)    Annual Financial Reports. EFS, at its own expense, will provide to Meta, within one hundred twenty (120) days after the end of each calendar year, annual unaudited financial statements compiled by EFS.

Section 9.2    Meta's Representations and Warranties.
Except as set forth in Schedule 9.2 (Exceptions to Meta's Representations and Warranties), Meta makes the following representations and warranties to EFS, each and all of which will survive the execution and delivery of this Agreement, and each and all of which will be deemed to be made as of the date of this Agreement and restated and remade on each day of the Term (except as otherwise stated):
(a)    Corporate Existence. Meta (i) is a national bank duly organized, validly existing and in good standing under the laws of the United States, and (ii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary notices to, all Governmental Authorities, to the extent required for Meta's business, and for the performance of its obligations under this Agreement and the other Program Contracts. Meta is not subject to any regulatory enforcement action or formal investigation.
(b)    Capacity; Authorization; Validity. Meta has all necessary corporate power and authority to execute and enter into this Agreement and the other Program Contracts and to perform its obligations under this Agreement and the other Program Contracts. The execution and delivery of this Agreement and the other Program Contracts by Meta, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action of Meta. This Agreement and the other Program Contracts (i) have been duly executed and delivered by Meta, (ii) constitute the valid and legally binding obligation of Meta, and (iii) are enforceable against Meta in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)    No Conflicts. The execution, delivery and performance of this Agreement by Meta, its compliance with the terms hereof, and its consummation of the transactions specified herein, will not:
(i)    conflict with, violate, result in the breach of, constitute an event that could result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Meta is a party or by which it or its assets are bound, except for conflicts, breaches and defaults which would not have a Material Adverse Effect with respect to Meta;
(ii)    conflict with or violate the charter or bylaws of Meta;
(iii)    violate any Applicable Law or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Meta is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a Material Adverse Effect with respect to Meta;

(iv)    require the consent or approval of any other party to any contract, instrument or commitment to which Meta is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a Material Adverse Effect with respect to Meta; or
(v)    require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except to the extent that the failure to obtain such consent or approval would not have a Material Adverse Effect with respect to Meta.
(d)    No Defaults. Meta is not in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Material Adverse Effect with respect to Meta, and Meta has not received any notice of default under any contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Meta of its obligations under this Agreement or the other Program Contracts. No Meta Event of Default under this Agreement has occurred and is continuing.
(e)    Books and Records. All of Meta's records, files and books of account relating to the Program, including records provided to EFS regarding Account activities, are in all material respects complete and correct and are maintained in accordance with Applicable Law.
(f)    No Litigation. Except as may be disclosed in reports filed with the SEC under the Securities Exchange Act of 1934, as of the date of this Agreement, no action, claim, litigation, proceeding, investigation, regulatory inquiry or arbitration is pending, nor, to the knowledge of Meta, has been threatened in writing against Meta, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators, to which Meta is a party, which, if adversely determined, would have a Material Adverse Effect with respect to Meta, the Program or other transactions contemplated by this Agreement.
(g)    Financial Capacity. Meta has the financial capacity to perform its obligations under this Agreement.
ARTICLE 10
CONFIDENTIALITY
Section 10.1    Confidential Information.
(a)    "Confidential Information" of a Party means (i) information that is provided by or on behalf of such Party to the other Party, its Affiliates, Franchisees or third-party service providers, in connection with the Program, or (ii) information about such Party, its Affiliates, Franchisees, third-party service providers, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning Program marketing, Marketing

Materials, marketing plans, objectives and results; (B) information regarding business systems, methods, processes, financing data, and products; (C) information unrelated to the Program obtained by the other Party in connection with this Agreement, including by accessing or being present at the business location of the other Party; (D) proprietary technical information, including source and object codes; (E) competitive advantages and disadvantages, technological development, sales volume(s), merchandise mix, business relationships and methods of transacting business, product design, product features and functionalities, operational and data processing capabilities, and systems software and hardware and the documentation thereof; (F) other information regarding the business or affairs of the other Party or its Affiliates or the transactions contemplated by this Agreement that such other Party or its Affiliates reasonably considers confidential or proprietary; and (G) any copies, excerpts, summaries, analyses or notes of the foregoing, and any information derived from the foregoing.
(b)    "Confidential Information" does not include information that (i) is or becomes publicly known without breach of this Agreement, or (ii) either Party or its Affiliates, EFS Service Providers or Meta Service Providers, as applicable, (A) already knows, at the time it is disclosed, (B) receives from a third party permitted to disclose it without restriction, or (C) develops independently without use of Confidential Information.
Section 10.2    Limits on Access, Use and Disclosure of Confidential Information.
(a)    EFS will comply, and will cause its Affiliates and EFS Service Providers, and each of their respective directors, officers, employees, agents and representatives to comply, with the confidentiality provisions of this Section 10.2, subject to the provisions of Section 10.5 (EFS's Right to Collect, Access, Use, and Disclose Program Information) regarding Program Information.
(b)    Meta will comply, and will cause is Affiliates and Meta Service Providers, and each of their respective directors, officers, employees, agents and representatives to comply, with the confidentiality provisions of this Section 10.2, subject to the provisions of Section 10.6 (Restrictions on Meta's Use and Disclosure of Program Information) regarding Program Information.
(c)    A Party to this Agreement may not access, use or disclose Confidential Information of the other Party except:
(i)    as expressly permitted by this Agreement or any other Program Contract;
(ii)    to perform its or their obligations or enforce its or their rights with respect to the Program, this Agreement or any other Program Contract;
(iii)    to respond to a Regulatory Request in compliance with Section 10.3 (Regulatory Requests);

(iv)    as required by any Applicable Law (including the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder); or
(v)    with the prior written consent of the other Party.
(d)    Each Party will limit access to the other Party's Confidential Information to its employees, consultants, Affiliates, and service providers that have a reasonable need to access such Confidential Information in connection with the Program or for purposes permitted by this Agreement. The Party providing access to the other Party's Confidential Information will be liable for the acts or omissions of individuals referred to in the preceding sentence with respect to such Confidential Information.
(e)    Each Party will make each of its respective employees or independent contractors assigned to assist on matters relating to or in connection with the Program or this Agreement aware of the confidentiality provisions of this Article 10 (Confidentiality), to the extent applicable to such Party.
Section 10.3    Regulatory Requests. If a Party receives a Regulatory Request to disclose any Confidential Information of the other Party, such Party receiving the Regulatory Request will, to the extent permitted by Applicable Law:
(a)    notify the other Party of such Regulatory Request promptly after its receipt;
(b)    consult with the other Party with respect to such Regulatory Request; and
(c)    if disclosure is required by Applicable Law, at the other Party's request and expense, reasonably cooperate with the other Party in any attempt by the other Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information of the other Party.
Section 10.4    Disposition of Confidential Information. Upon the termination or expiration of this Agreement, each Party will maintain any Confidential Information it is permitted to retain in accordance with the terms of this Agreement and Applicable Law and will dispose of any Confidential Information (other than any Confidential Information such Party is permitted to retain, use or disclose after the Term) in accordance with the other Party's reasonable instructions. Each Party will use commercially reasonable measures designed to properly dispose of the Confidential Information, whether in paper, electronic, or other form, so that the information cannot practicably be read or reconstructed.
Section 10.5    EFS's Right to Collect, Access, Use, and Disclose Program Information. Notwithstanding any other provisions of this Agreement or any other Program Contract, during and after the Term, EFS and its Affiliates may collect, access, use and disclose Program Information to the fullest extent permitted by Applicable Law, regardless of who owns the Program Information or whether it is otherwise considered Confidential Information, so long as the use and disclosure of such information does not involve the sale of Program Customer Data to any third party in a manner that would impose additional state law data privacy obligations on Meta above and beyond what is required by GLBA.
Section 10.6    Restrictions on Meta's Use and Disclosure of Program Information. Notwithstanding any other rights they may have at law or by contract relating to the use or disclosure of Program Information, during and after the Term, Meta, its Affiliates and Meta Service Providers will not collect, access, use or disclose Program Information (including that which Meta owns) for any purpose except:
(a)    to perform its or their obligations or enforce its or their rights with respect to the Program, this Agreement or any other Program Contract (including for fraud prevention and Bank Secrecy Act monitoring purposes);
(b)    to respond to a Regulatory Request in compliance with Section 10.3 (Regulatory Requests);
(c)    as required by any Applicable Law (including the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder); or
(d)    with the prior written consent of EFS.
Section 10.7    Unauthorized Use or Disclosure. The Parties agree that any unauthorized use or disclosure of Confidential Information may cause immediate and irreparable harm to the other Party for which damages may not constitute an adequate remedy, and that injunctive relief may be warranted in addition to any other remedies the other Party may have at law or in equity, all of which are cumulative and in addition to any rights and remedies available by contract, law, rule, regulation or order. Each Party agrees (i) to promptly advise the other Party in writing of any unauthorized misappropriation, disclosure or use of the Confidential Information in violation of such Party's obligations under this Agreement which may come to its attention and (ii) to take appropriate steps, at its own expense, as reasonably requested by the other Party, to limit, stop or otherwise remedy such misappropriation, disclosure or use.
Section 10.8    Information Screen. Meta agrees, on behalf of itself and its Affiliates and Meta Service Providers, that Program Information will not be collected, accessed, used or disclosed to, or used for the benefit of, other third parties offering Meta's products or services. Meta will implement procedures that prohibit Meta from using or disclosing any Program Information or solutions created specifically for EFS or the Program with other third parties offering Meta's products; provided, however, that this Section 10.8 does not prohibit Meta from using Program Customer Data as permitted by Applicable Law for the limited purpose of identifying and preventing instances of consumer fraud.
Section 10.9    Participation in Refund Verification Programs. To the extent permitted by Applicable Law, Meta and EFS, as program manager for Meta, may participate in IRS and state refund verification and antifraud programs, and may disclose Program Information to the IRS, state departments of revenue and the Identity Theft Tax Refund Fraud – Information Sharing and Analysis

Center (IDTTRF-ISAC) of the Financial Services – Information Sharing and Analysis Center (FS-ISAC).
ARTICLE 11
PRIVACY AND DATA SECURITY
Section 11.1    Privacy.
(a)    Each Party will comply with Applicable Law relating to the use and disclosure of Program Customer Data and Prospect Data, including the applicable terms and provisions of GLBA and the Code. Each Party will implement and maintain appropriate administrative, technical, and physical safeguards to protect the security, confidentiality, and integrity of all Program Customer Data and Prospect Data.
(b)    In furtherance of and without limiting the foregoing, the Parties agree to, in good faith, jointly develop and prepare, and comply with, Meta's privacy notice applicable to the Program (the "Privacy Notice"), which Privacy Notice will permit the broadest rights allowable under Applicable Law for Meta's sharing of Program Customer Data and Prospect Data with EFS and EFS's Affiliates. To the extent Applicable Law requires Meta to afford Program Customers and Prospective Customers a means of opting-out of such sharing, EFS is responsible for managing and honoring any opt-out requests received from Program Customers and Prospective Customers with respect to Meta's Privacy Notice in compliance with Applicable Law.
(c)    Each Party will ensure that any third party (other than attorneys, accountants and any third-party advisors that are bound by a professional duty of confidentiality to such Party) to whom Program Customer Data or Prospect Data is transferred or made available by or on behalf of such Party signs a written contract with such Party in which the third party agrees: (i) to restrict its use of Program Customer Data and Prospect Data, as applicable, to the use specified in the agreement between the Party and such third party (which use must be in compliance with the Party's permitted uses of the information, including as provided in Article 10 (Confidentiality) and this Article 11 (Privacy and Data Security)); (ii)  to comply with all Applicable Law and Payment Network Rules and the Privacy Notice; and (iii) to implement and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of all Program Customer Data and Prospect Data, including compliance with the provisions of the Data Security Requirements.
(d)    A Party will not be obligated to take any action that such Party reasonably believes in good faith would cause, or is reasonably likely to cause, any Party to violate the Privacy Notice, any Payment Network Rules, GLBA, the Code or any other Applicable Law, or that would cause any Party to become a "consumer reporting agency" for purposes of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.
Section 11.2    Data Security.
(a)    Protection of Program Customer Data. Each Party will establish, maintain and implement an information security program, including appropriate administrative,

technical and physical safeguards, that is designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, including, to: (i) ensure the security and confidentiality of Program Customer Data and Prospect Data, as applicable; (ii) protect against any reasonably anticipated threats or hazards to the security or integrity of Program Customer Data or Prospect Data; (iii) protect against unauthorized access to or use of Program Customer Data or Prospect Data that could result in substantial harm or inconvenience to any Program Customer or Prospective Customer; and (iv) ensure the proper disposal of Program Customer Data and Prospect Data, as applicable (the "Data Security Requirements"). Each Party will use the same degree of care in protecting Program Customer Data and Prospect Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care.
(b)    Data Breach Investigation. A Party that suffers an actual or suspected Data Breach of the information systems it maintains (the "Affected Party") agrees to take action promptly, at its own expense, to investigate the actual or suspected Data Breach and, if an actual Data Breach is confirmed, to identify and mitigate the effect of the Data Breach and implement reasonable and appropriate measures in response. The Affected Party will permit the other Party to conduct, or alternatively the other Party may require the Affected Party to engage a qualified third party reasonably approved by the Affected Party to conduct, an investigation of an actual or suspected Data Breach; provided, however, that such investigation may not unreasonably interfere with the investigation being conducted by the Affected Party or the operations of the Affected Party. The Affected Party will pay for the reasonable costs of its investigation and any required notifications, which notification will be mutually agreed upon by the Parties (such agreement not to be unreasonably withheld), or other remediation it reasonably deems necessary.
(c)    Notice of Data Breach. Each Party will notify the other Party promptly, and in any event within twenty-four (24) hours, following discovery or notification of any actual or suspected Data Breach of the information systems it maintains (including through third-party service providers or Affiliates) that access, process or store Program Customer Data or Prospect Data. To the fullest extent permitted by Applicable Law, the Affected Party also will provide the other Party with information reasonably requested by the other Party regarding such Data Breach to assist such other Party in implementing its information security response program and, if applicable, in notifying affected Program Customers and Prospective Customers, as applicable, as well as other third parties, if required by Applicable Law.
(d)    Costs. The Affected Party will reimburse the other Party for its reasonable out-of-pocket expenses incurred as a result of the Data Breach. For the purposes of this provision, reasonable out-of-pocket expenses means the cost of ID monitoring services (for twelve (12) months or such longer period as required by Applicable Law) for affected Program Customers and Prospective Customers who choose to enroll, and any costs associated with mailing required notices to affected Program Customers and Prospective Customers.

(e)    Processor Audit Reports. EFS will cause the Processor to provide to Meta, on an annual basis, its Independent Service Auditor's Report – SOC1 Type II, as defined in the American Institute of Certified Public Accountants (AICPA's) Statement on Standards for Attestation Engagements ("SSAE") No. 18, Reporting on Controls at a Service Organization. To the extent material deficiencies are identified in any SSAE performed on the Processor, EFS will require the Processor to remediate such deficiencies as soon as commercially practicable.
(f)    PCI-DSS Compliance. EFS and Processor will be assessed on an annual basis for compliance with PCI-DSS, such assessment to be performed by a qualified security assessor approved by the PCI Security Standards Council. Promptly upon completion of such assessment, EFS will, and will cause Processor to, provide a copy thereof to Meta.
Section 11.3    Disaster Recovery. Each Party agrees to maintain a disaster recovery plan, which it will test regularly, but at a minimum one time per calendar year, as well as systems, equipment, facilities and trained personnel, that will enable it to perform its essential obligations under this Agreement consistent with such Party's disaster recovery plan continuously through a disaster. Either Party may request the other Party to make a summary of its disaster recovery plan available for review. Either Party may make changes to its disaster recovery plan from time to time without the other Party's consent; provided that such changes do not materially decrease the level of protection offered by the disaster recovery plan.
ARTICLE 12
EVENTS OF DEFAULT
Section 12.1    EFS Event of Default. The occurrence of any one or more of the events specified in this Section 12.1 (regardless of the reason therefor) with respect to EFS constitutes an "EFS Event of Default":
(a)    Failure to Make Payment when Due. EFS or any Affiliate of EFS fails to make a payment of $100,000 or more that is due and payable pursuant to this Agreement or any other Program Contract and is not disputed in good faith, and such failure remains unremedied for a period of five (5) Business Days after Meta has made written demand for such payment;
(b)    Failure to Settle. Notwithstanding Section 12.1(a) (Failure to Make Payment when Due), if EFS fails to settle any amount due from it within three (3) Business Days after delivery of a Monthly Product Statement showing an amount due from EFS;
(c)    Breach of Representations, Warranties, and Covenants. (i) Any representation or warranty of EFS or any Affiliate of EFS in this Agreement or any other Program Contract is breached and fails to be true and correct in any material respect as of the date when made or reaffirmed, or (ii) EFS or any Affiliate of EFS fails to perform any material covenant or other agreement contained in this Agreement or any other Program Contract and the same remains uncured for a period of thirty (30) days after Meta provides written notice thereof; and in either case, such breach or failure has a Material Adverse Effect on Meta or the Program; and

(d)    Solvency. EFS (i) is not Solvent; (ii) admits in writing its inability to pay its debts generally; (iii) makes a general assignment for the benefit of its creditors; (iv) has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, reorganization or any similar alternative under any law relating to bankruptcy or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver or other similar official for, it or any substantial part of its property) occurs; or (v) takes any corporate action to authorize any of the actions set forth in clause (iii) or (iv) of this Section 12.1(d).
Section 12.2    Meta Event of Default. The occurrence of any one or more of the events specified in this Section 12.2 (regardless of the reason therefor) with respect to Meta constitutes a "Meta Event of Default":
(a)    Failure to Make Payment when Due. Meta fails to make a payment of $100,000 or more that is due and payable pursuant to this Agreement or any other Program Contract and is not disputed in good faith, and such failure remains unremedied for a period of five (5) Business Days after EFS has made written demand for such payment;
(b)    Failure to Settle. Notwithstanding Section 12.2(a) (Failure to Make Payment when Due), if Meta fails to settle (i) any amount due from it within three (3) Business Days after delivery of a Monthly Product Statement showing an amount due from Meta or (ii) any Payment Network transaction on the date settlement is due, provided such failure was not caused by EFS's failure to perform its settlement obligations under this Agreement;
(c)    Breach of Meta's Representations, Warranties, and Covenants. (i) Any representation or warranty of Meta in this Agreement or any other Program Contract is breached and fails to be true and correct in any material respect as of the date when made or reaffirmed, or (ii) Meta fails to perform any material covenant or other agreement contained in this Agreement or any other Program Contract and the same remains uncured for a period of thirty (30) days after EFS provides written notice thereof; and in either case, such breach or failure has a Material Adverse Effect on EFS or the Program;
(d)    Solvency. Meta (i) is not Solvent; (ii) admits in writing its inability to pay its debts generally; (iii) makes a general assignment for the benefit of its creditors; (iv) has a receiver appointed (or sought to be appointed) by Meta's primary federal regulator or has any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, reorganization or any similar alternative under any law relating to bankruptcy or relief of debtors, or seeking the entry of an order for relief; or (v) takes any corporate action to authorize any of the actions set forth in clause (iii) or (iv) of this Section 12.2(d);

(e)    Undercapitalization. Meta is deemed to be less than well capitalized or determined to be in a troubled condition within the meaning of Section 38 of the Federal Deposit Insurance Act by the appropriate federal banking agency having primary supervisory jurisdiction over Meta; and
(f)    Regulatory Prohibition. Meta is prohibited from (i) issuing a Financial Product; or (ii) accepting Emerald Card deposits, in either case, due to Meta's financial condition, Meta's failure to perform its obligations under this Agreement, or Meta's failure to comply with Applicable Law.
ARTICLE 13
TERM AND TERMINATION
Section 13.1    Term. The initial term of this Agreement will commence on the date of this Agreement and end on June 30, 2023, unless earlier terminated as provided herein (the "Initial Term"); provided, however, that notwithstanding any other provision of this Agreement or any other Program Contract, Meta will not begin offering Financial Products and EFS will not begin servicing Financial Products and Legacy Credit Card Accounts until the Effective Date. This Agreement will automatically renew for additional one (1) year periods (each, a "Renewal Term") at the end of the Initial Term and each Renewal Term, unless either Party gives written notice to the other Party of its intent not to renew this Agreement no later than six (6) months prior to the end of the Initial Term or the then current Renewal Term, or unless earlier terminated as provided herein. The Initial Term plus all Renewal Terms constitute the "Term" of this Agreement. For the avoidance of doubt, because Meta will not begin offering the Financial Products and EFS will not begin servicing the Financial Products until the Effective Date, the obligations of the Parties that relate to the offering and servicing of the Financial Products, including any obligations to make payments with respect to the Financial Products (other than costs Meta incurs prior to the Effective Date to set up a separate BIN and RTN to support the Program), do not become effective until the Effective Date.
Section 13.2    Mutual Termination Rights.
(a)    Events of Default. Each Party has the right to terminate this Agreement, in whole, but not in part, upon not less than ten (10) days' prior written notice if any Event of Default with respect to the other Party has occurred and is continuing.
(b)    Force Majeure Event. If a Force Majeure Event with respect to a Party has occurred that materially prevents or impedes the other Party's performance hereunder and such Force Majeure Event continues for a period of more than thirty (30) days, the other Party will have the right to terminate this Agreement by providing written notice to the Party experiencing the Force Majeure Event, such termination to be effective on the date specified in such notice.
(c)    Required by Governmental Authority. Either Party has the right to terminate this Agreement, in whole but not in part, upon at least ninety (90) days' prior written notice to the other Party (unless the 90th day falls during a Tax Season, in which case the required prior written notice period will be extended and this Agreement will not terminate until the end of such Tax Season, or such shorter time as may be required by the Government Authority), if any Governmental Authority with jurisdiction over such Party directs such Party in writing to terminate this Agreement or any other Program Contract, or to cease or materially limit the exercise or performance of such Party's obligations under this Agreement or any other Program Contract; provided, however, that such directive was not caused by the terminating Party's breach of or failure to perform its obligations under this Agreement or the other Program Contracts; provided, further, that to the extent practicable under the circumstances, prior to any such termination, the terminating Party has negotiated in good faith with the Governmental Authority and the other Party to determine if the impacted Financial Products or the Program may be changed in a manner that would be reasonably satisfactory to the Governmental Authority and to both Parties.
(d)    Material Change in Applicable Law. Either Party has the right to terminate this Agreement, in whole but not in part, upon ninety (90) days' prior written notice to the other Party (unless the 90th day falls during a Tax Season, in which case the required prior written notice period will be extended and this Agreement will not terminate until the end of such Tax Season, or such shorter time as may be required by Applicable Law), if any material change to Applicable Law occurs which prohibits or has a Material Adverse Effect upon such Party's ability to offer the Financial Products or perform its obligations under this Agreement or any other Program Contract; provided, however, that to the extent practicable under the circumstances, prior to any such termination, the terminating Party has negotiated in good faith with the other Party to determine if the Financial Products or the Program can be modified in such a way as to be reasonably satisfactory to both Parties and in compliance with the change of Applicable Law; provided, further, that if a change of Applicable Law occurs that impacts only a particular state or states (or other jurisdiction), but does not otherwise prohibit or have a Material Adverse Effect upon such Party's ability to offer the Financial Products or perform its obligations under this Agreement or any other Program Contract in other states (or other jurisdiction), then the Parties agree that such termination will apply solely with respect to the impacted state or states (or other jurisdiction).
Section 13.3    Durbin Regulatory Event Termination. Meta will promptly notify EFS if a Durbin Regulatory Event has occurred. If a Durbin Regulatory Event occurs, EFS has the right at any time, in its sole discretion, to terminate this Agreement, in whole but not in part, upon thirty (30) days' prior written notice to Meta.
Section 13.4    Rights Upon Suspension of Offering Financial Products.
(a)    If Meta suspends offering any Financial Product pursuant to Section 5.3(a) (Meta Right to Suspend), then EFS, in its sole discretion, may suspend offering any other Financial Product or terminate this Agreement.
(b)    If EFS suspends offering the Emerald Card or Refund Transfer pursuant to Section 5.3(b) (EFS Right to Suspend), then Meta, in its sole discretion, may suspend offering the Emerald Advance or Refund Advance, or both; provided, however, that if EFS only suspends offering the Emerald Card or Refund Transfer in one or more states or other jurisdictions pursuant to Section 5.3(b) (EFS Right to Suspend), then Meta will have no right under this Section 13.4(b) to suspend offering a Financial Product, except with respect to those states or jurisdictions where such suspension has occurred.
ARTICLE 14
TRANSITION RIGHTS
Section 14.1    EFS Purchase Option.
(a)    If this Agreement expires in accordance with its terms or is terminated early for any reason (including as a result of any Event of Default), or is reasonably expected to terminate or expire within the next six (6) months, then EFS will have the option (the "EFS Purchase Option") to arrange for a federally-insured depository institution selected by EFS (a "Nominated Purchaser") to purchase and assume some or all of the Accounts associated with the Program and certain Other Program Assets (such Accounts and the Other Program Assets to be so purchased, the "Purchased Meta Accounts"), free and clear of all liens, claims and encumbrances created by Meta, and to assume the payment and performance of all of the obligations and other liabilities (or take such other steps as are outlined herein such as the duty to pay over receipts received in connection with transferred Refund Advances) relating to the Purchased Meta Accounts after the closing date of such purchase and assumption. EFS will notify Meta in writing of its intent to exercise the EFS Purchase Option and of the Nominated Purchaser's intent to purchase and assume the Purchased Meta Accounts (an "Exercise Notice") at any time either during the Term or up to one hundred eighty (180) days after the Termination Date (the "Purchase Option Exercise Period").
(b)    Meta will act in good faith and cooperate with EFS and the Nominated Purchaser, and will use commercially reasonable efforts to ensure that there is an orderly and prompt transition of the Program from Meta to the Nominated Purchaser. Meta will cooperate with EFS and the Nominated Purchaser in good faith to consummate the purchase and assumption transaction on the timeline reasonably determined by EFS. EFS will have the right to designate a substitute or replacement Nominated Purchaser. For the avoidance of doubt, the Parties acknowledge that the obligation to cooperate regarding the transfer of the Purchased Meta Accounts will apply at any time, including during the Term, to ensure a smooth and orderly transition as soon as possible on or after the Termination Date. Further, during the Term, EFS may have discussions and negotiate with one or more federally-insured depository institutions about becoming the Nominated Purchaser and may enter into contracts with a federally-insured depository institution to take over the Program, provided that the contracts do not becomes effective until after the Term.
(c)    If EFS does not provide the Exercise Notice to Meta before the expiration of a Purchase Option Exercise Period, then the EFS Purchase Option will expire. If EFS determines not to exercise the EFS Purchase Option, then EFS will provide Meta with a written notice of no interest (a "No Interest Notice").
(d)    If the EFS Purchase Option is exercised, Meta and EFS will act in good faith and use commercially reasonable efforts to consummate the purchase and assumption of the Purchased Meta Accounts as promptly as reasonably possible, in accordance with the terms of this Agreement and the timeline reasonably determined by EFS. EFS will notify the Nominated Purchaser of EFS's expectation that the Nominated Purchaser will use commercially reasonable good faith efforts to consummate the purchase and assumption of the Purchased Meta Accounts in accordance with the terms of this Agreement. Meta and EFS will cooperate, and EFS will obtain the Nominated Purchaser's commitment to cooperate, with respect to filing all regulatory applications and obtaining all regulatory approvals required to consummate such transaction in a timely manner.
(e)    If EFS (i) provided Meta a No Interest Notice, (ii) failed to timely exercise the EFS Purchase Option, (iii) exercised the EFS Purchase Option,  but the purchase and assumption transaction failed to close within the time specified in Section 14.4(a) (Purchase and Assumption Agreement; Regulatory Approvals), or (iv) exercised the EFS Purchase Option as to less than all of the Accounts, then the Accounts that remain at Meta will be liquidated pursuant to the provisions of Section 14.6 (Wind-Down).
(f)    For the avoidance of doubt, EFS may participate with the Nominated Purchaser in the transactions contemplated hereunder, but EFS has no obligation to purchase and assume the Purchased Meta Accounts for itself.
Section 14.2    Evaluation Data. Meta will cooperate with EFS to provide EFS and the Nominated Purchaser with access (subject to customary confidentiality agreements) to all Program Information reasonably requested by the Nominated Purchaser and not otherwise in the possession of EFS for the sole purpose of due diligence regarding the transfer of the Accounts. Likewise, subject to customary confidentiality agreements, Meta agrees that EFS may provide Program Information in its possession to the Nominated Purchaser as reasonably requested by the Nominated Purchaser. This Section 14.2 will equally apply to any Person being evaluated by EFS as a potential Nominated Purchaser.
Section 14.3    Purchase Price.
(a)    If EFS issues an Exercise Notice, the purchase price for the Purchased Meta Accounts ("Purchase Price") will be calculated based on the following assumptions:
(i)    the deposits associated with Emerald Card, Emerald Savings and Refund Transfer accounts will be valued at book value (taking into account any negative balances);
(ii)    the Emerald Advances will be valued at fair value (as described in the Participation Agreement); provided, that for the avoidance of doubt, if Meta has not retained any economic interest in such Emerald Advances (e.g., because Participant has purchased a 100% participation interest), the fair value will be zero dollars ($0);
(iii)    the Refund Advances will be transferred, and the Nominated Purchaser will agree to remit to Meta any payments received on such Refund Advances from the closing date through December 31 of the calendar year in which the closing occurs and provide necessary reporting of such payments;

(iv)    the Legacy Credit Card Accounts will be valued at zero dollars ($0) (because Participant has purchased a 100% participation interest); and
(v)    the Other Program Assets owned by Meta will be valued at one dollar ($1.00) and no value will be assigned to goodwill.
(b)    The net Purchase Price will be determined as of the Meta Accounts Transfer Date. In the event of a dispute in the determination of fair value or book value of any Purchased Meta Accounts, the parties will rely on the determination of an independent accounting firm to be selected by Meta, EFS, and the Nominated Purchaser. The pricing for the Purchased Meta Accounts is intended to be consistent with the pricing for any purchase and assumption by Meta of Purchased Accounts under the Purchase Agreement.
Section 14.4    Purchase and Assumption Agreement; Regulatory Approvals.
(a)    After EFS has delivered the Exercise Notice, Meta, EFS and the Nominated Purchaser will promptly negotiate in good faith, execute, and deliver all necessary agreements and other documentation customary for a purchase and assumption transaction, including a purchase and assumption agreement covering the Purchased Meta Accounts, which agreements may require each of Meta, EFS and the Nominated Purchaser to agree to certain representations, warranties, covenants, indemnities, transition services and other terms and conditions usual and customary for a transaction of this kind. All such agreements will be in a form reasonably acceptable to the Parties. Meta, EFS and the Nominated Purchaser will in good faith use commercially reasonable efforts to expeditiously finalize required agreements and other required documentation and to consummate the transfer of the Purchased Meta Accounts as soon as commercially practicable. Unless the Nominated Purchaser requires otherwise, such purchase and assumption agreement will provide for a closing of the transaction within one hundred eighty (180) days from the time of execution of the purchase and assumption agreement, subject to customary closing conditions (provided, if the 180th day falls during a Tax Season, the closing will be extended until the date thirty (30) days after the end of such Tax Season). If any required regulatory approval has not been obtained by the applicable closing period described in the preceding sentence, EFS may extend the closing date for an additional ninety (90) days provided the Nominated Purchaser agrees to such extension.
(b)    Meta, EFS and the Nominated Purchaser will cooperate and work together in good faith to promptly obtain all required regulatory approvals for the transaction.
Section 14.5    Duties After Termination.
(a)    Notwithstanding the expiration or termination of this Agreement, in order to facilitate an orderly transition or wind-down of the Financial Products, the Legacy Credit Card Accounts, and the Program, and avoid any disruption to Program Customers, except as otherwise required by Applicable Law or a Governmental Authority or mutually agreed upon by the Parties, the rights and obligations of the Parties under this Agreement will continue until the consummation of the transfer of the Purchased Meta Accounts to the

Nominated Purchaser or the completion of the wind-down, as applicable. During such time, subject to Meta's suspension rights for the reasons described in Section 5.3(a) (Meta Right to Suspend):
(i)    at EFS's option, Meta will continue to offer, and EFS will continue to facilitate and service, Meta's Financial Products and the Legacy Credit Card Accounts, pursuant to the terms of this Agreement (including the economics of the Program as described in Section 2.3(a) (Program Economics)) as if this Agreement were still in effect, until such time as EFS directs Meta to cease offering Meta's Financial Products, provided that if EFS directs Meta to cease offering Emerald Cards or Refund Transfers, Meta may elect to cease offering Refund Advances or Emerald Advances; and
(ii)    EFS may commence offering financial products of the Nominated Purchaser, notwithstanding Section 5.2 (EFS to Offer Meta's Financial Products), as long as EFS does not materially impair Meta's ability to collect payments on Refund Advances or Emerald Advances.
(b)    Except as specifically set forth in this Agreement or the agreed upon plan for wind‑down or transition, each Party will bear its own costs associated with the transfer of the Purchased Meta Accounts to the Nominated Purchaser. Notwithstanding the foregoing, if a Party terminates this Agreement due to an Event of Default by the other Party as described in Article 12 (Events of Default), the defaulting Party will compensate the terminating Party for all of its out of pocket costs and expenses reasonably incurred by the terminating Party in connection with the wind‑down or transition activities described in this Article 14.
(c)    If EFS delivers the Exercise Notice, Meta, EFS and the Nominated Purchaser will work together to assign or transfer to the Nominated Purchaser the ABA routing numbers, bank identification numbers, or interbank card association numbers range applicable to the Financial Products and the Legacy Credit Card Accounts (to the extent permissible by the Payment Networks) and the account numbers relating to the Financial Products and the Legacy Credit Card Accounts. The purchase and assumption agreement will include a covenant that Meta will allow the Nominated Purchaser to use existing card stock for a reasonable period of time, but not to exceed six (6) months, after the consummation of the transfer of the Purchased Meta Accounts unless otherwise prohibited by Payment Network Rules.
Section 14.6    Wind-Down. If EFS (i) provided Meta a No Interest Notice, (ii) failed to timely exercise the EFS Purchase Option, (iii) exercised the EFS Purchase Option,  but the purchase and assumption transaction failed to close within the time specified in Section 14.4(a) (Purchase and Assumption Agreement; Regulatory Approvals), or (iv) exercised the EFS Purchase Option as to less than all of the Accounts, then as promptly as reasonably practicable after the first to occur of (i), (ii),  (iii) or (iv) above, Meta and EFS will wind down the remaining Accounts and terminate the Program. During the wind down period consistent with Section 14.5 (Duties After Termination), the Parties will act in good faith and will reasonably cooperate with each other to end the Program in a commercially reasonable and efficient manner, with the least disruption to Program Customers as possible. The Parties will use commercially reasonable efforts to complete the wind-down of the Program within one (1) year after the Termination Date.
Section 14.7    Program Customer Data. During and after the wind down period, Meta will strictly comply with the restrictions on use and disclosure of Program Information set forth in Section 10.6 (Restrictions on Meta's Use and Disclosure of Program Information). For the avoidance of doubt, Meta will not, directly or indirectly, in any manner sell, assign, gift or otherwise transfer, or allow any third party to benefit from, any Program Information, except to the Nominated Purchaser pursuant to this Article 14.
Section 14.8    Communication with Accountholders. If this Agreement expires in accordance with its terms or is terminated early for any reason, except as required by Applicable Law or Payment Network Rules, the Parties will mutually agree upon all communications with Accountholders regarding the termination of this Agreement. If Meta is required by Applicable Law or Payment Network Rules to communicate with Accountholders, then EFS may review and approve (which approval will not be unreasonably withheld) such communication prior to Meta distributing such communication to Accountholders.
ARTICLE 15
INDEMNIFICATION
Section 15.1    Indemnification of Meta by EFS. EFS, at its expense, will protect, indemnify, defend and hold harmless Meta, its Affiliates, and their respective directors, officers, employees, agents, representatives and permitted assigns (collectively, "Meta Indemnified Parties"), from and against any and all Losses suffered or incurred by any Meta Indemnified Party, either directly or as a result of any third-party Claim, to the extent such Losses arise out of or result from:
(a)    any negligent, willful or fraudulent act or omission on the part of EFS, its Affiliates, or any EFS Service Provider, or any of their respective directors, officers, employees, agents, or representatives, in connection with the Program;
(b)    any breach by EFS or its Affiliates of any representation, warranty, covenant or other provision of this Agreement or any other Program Contract;
(c)    the failure of EFS or its Affiliates, or any of their respective directors, officers, employees, agents, or representatives, to comply with Applicable Law in connection with the Program or the failure of the Marketing Materials to comply with Applicable Law;
(d)    a Data Breach of EFS, its Affiliates or any EFS Service Provider; or
(e)    tax and other products or services offered by or through EFS or its Affiliates for which Meta is not the provider of the product or service, including Tax Identity Shield, Peace of Mind, and Refund Bonus;
provided, however, that EFS will have no obligation to indemnify any Meta Indemnified Party under this Section 15.1 against any Losses to the extent that such Losses result from any act, omission or conduct of a Meta Indemnified Party or Meta Service Provider described in Section 15.2 (Indemnification of EFS by Meta).
Section 15.2    Indemnification of EFS by Meta. Meta, at its expense, will protect, indemnify, defend and hold harmless EFS, EFS's Affiliates, and their respective directors, officers, employees, agents, representatives and permitted assigns (collectively, "EFS Indemnified Parties"), from and against any and all Losses suffered or incurred by any EFS Indemnified Party, either directly or as a result of any third-party Claim, to the extent such Losses arise out of or result from:
(a)    any negligent, willful or fraudulent act or omission on the part of Meta, its Affiliates, or any Meta Service Provider, or any of their respective directors, officers. employees, agents, or representatives, in connection with the Program;
(b)    any breach by Meta or its Affiliates of any representation, warranty, covenant or other provision of this Agreement or any other Program Contract;
(c)    the failure of Meta or its Affiliates, or any of their respective directors, officers, employees, agents, or representatives, to comply with Applicable Law or any applicable Payment Network Rule in connection with the Program;
(d)    a Data Breach of Meta, its Affiliates or any Meta Service Provider; or
(e)    other financial products and services offered by or through Meta or its Affiliates and not covered by this Agreement;
provided, however, that Meta will have no obligation to indemnify any EFS Indemnified Party under this Section 15.2 against any Losses to the extent that such Losses result from any act, omission or conduct of an EFS Indemnified Party or EFS Service Provider described in Section 15.1 (Indemnification of Meta by EFS).
Section 15.3    Prompt Notification; Control of Defense.
(a)    If any Person receives notice of any third-party Claim for which indemnification may be available to it under this Agreement (each an "Indemnified Party"), the Indemnified Party will promptly notify the other Party from whom indemnification may be due (the "Indemnifying Party") in writing of the Claim, including, if such amount is reasonably calculable, the amount or estimate of the amount of potential liability arising from it. The Indemnified Party will use commercially reasonable efforts to provide notice to the Indemnifying Party no later than five (5) days after receipt of service of process by the Indemnified Party if a suit or action has commenced for which indemnification may be available under this Article 15, or thirty (30) days after receipt of notice under all other circumstances; provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b)    If, with respect to any Claim, more than one EFS Indemnified Party is the Indemnified Party, then the exercise of the indemnification-related consent, control and other rights set forth in this Article 15 as they relate to the EFS Indemnified Parties will be exercised by EFS.
(c)    If with respect to any Claim more than one Meta Indemnified Party is the Indemnified Party, then the exercise of the indemnification-related consent, control and other rights set forth in this Article 15 as they relate to the Meta Indemnified Parties will be exercised by Meta.
Section 15.4    Cooperation. The Indemnified Party will make available to the Indemnifying Party and its counsel and advisers all books and records reasonably requested relating to any third-party Claim. The Indemnified Party will render to the Indemnifying Party commercially reasonable assistance as may be required to ensure prompt and adequate defense of any third-party Claim.
Section 15.5    Right to Defend Claims; Coordination of Defense.
(a)    Subject to Section 15.6 (Settlement of Claims), the Indemnifying Party will have the right to defend any third-party Claim at its expense and in the name of the Indemnified Party and will select the counsel for the defense of such third-party Claim as approved by the Indemnified Party, which approval will not be unreasonably withheld. The Indemnified Party will reasonably cooperate with the Indemnifying Party in the conduct of the defense against such third-party Claim. The Indemnified Party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis, or at the Indemnifying Party's expense and with full control if the Indemnifying Party does not fulfill its obligations to appoint counsel to defend the Indemnified Party which is reasonably satisfactory to the Indemnified Party within a reasonable time after the Indemnifying Party has received written notice of such third-party Claim from the Indemnified Party. The Parties agree to cooperate in good faith to coordinate the defense of any third-party Claim that may give rise to indemnification obligations of more than one Indemnifying Party or that may include allegations that are not subject to indemnification.
(b)    Notwithstanding the foregoing, the Indemnifying Party will not have the right to defend any such third-party Claim on behalf of the Indemnified Party if:
(i)    it contests (in whole or in part) its indemnification obligations (but not if it contests only its share of the indemnification obligations);
(ii)    it fails to employ counsel approved by the Indemnified Party to assume the defense of such third-party Claim or refuses to replace such counsel upon the Indemnified Party's reasonable request;
(iii)    the Indemnified Party reasonably determines that there are issues which could raise possible conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has Claims or defenses that are separate from or in addition to the Claims or defenses of the Indemnifying Party;
(iv)    such third-party Claim seeks an injunction, a temporary restraining order, cease and desist order, or emergency and time sensitive equitable relief against the Indemnified Party; or
(v)    the Indemnified Party has notified the Indemnifying Party in writing of a Claim, and within thirty (30) days from the Indemnifying Party's receipt of such written notice the Indemnifying Party has not provided notice that it will defend the Claim or requested additional time from the Indemnified Party.
In each such case described in clauses (i) – (v) above, the Indemnified Party will have the right to direct the defense of the third-party Claim and retain its own counsel, and the Indemnifying Party will pay the cost of such defense, including reasonable attorneys' fees and expenses.
Section 15.6    Settlement of Claims.
(a)    An Indemnifying Party will not be liable for any settlement of a third-party Claim made without its written consent (which consent will not be unreasonably withheld). If a Claim is settled with such consent or if there is a judgment against an Indemnified Party, then the Indemnifying Party will indemnify the Indemnified Party from and against any Losses by reason of such settlement or judgment to the extent required by Section 15.1 (Indemnification of Meta by EFS) or Section 15.2 (Indemnification of EFS by Meta), as applicable.
(b)    If the Indemnifying Party assumes the defense of any third-party Claim, it will be entitled to settle such Claim (i) with the consent of the Indemnified Party (which consent will not be unreasonably withheld) or, (ii) without the consent of such Indemnified Party, if such settlement provides for an unconditional, irrevocable release of the Indemnified Party by the other parties to such settlement, and such settlement and release does not include any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party, cannot reasonably be expected to result in an adverse action against the Indemnified Party by any Governmental Authority, and does not contractually obligate the Indemnified Party to take any action or refrain from taking any action in the future.
(c)    In addition to the amount paid or payable by an Indemnified Party as a result of the settlement of a Claim, the Indemnifying Party will pay any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such Claim, except where the Indemnified Party is required to bear such expenses pursuant to this Article 15. The Indemnifying Party will pay such expense as and when incurred, at the request of the Indemnified Party.
Section 15.7    Subrogation. The Indemnifying Party will be subrogated to any counterclaims, claims in recoupment, or similar rights of the Indemnified Party as against any other

Person to the extent it directly relates to any third-party Claim against the Indemnified Party for which the Indemnifying Party has paid indemnification under this Article 15, but only to the extent of any amount which the Indemnifying Party has paid or is liable to pay in satisfaction or settlement of such Claim. The Indemnified Party will reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any counterclaims, claims in recoupment and similar rights against the third-party claimant.
Section 15.8    Indemnification Payments.
(a)    An Indemnifying Party will not be liable in respect of any indemnification obligations under this Agreement until the cumulative aggregate amount of Losses exceed Fifty Thousand Dollars ($50,000) ("Indemnification Threshold Amount"); provided, however, that once the Indemnification Threshold Amount has been exceeded, the Indemnified Party will be entitled to recover the Indemnification Threshold Amount and any additional amounts owed pursuant to this Article 15.
(b)    The Indemnifying Party will promptly pay amounts owing under this Article 15 upon written demand from the Indemnified Party for indemnification payments due under this Article 15.
Section 15.9    Apportionment of Costs. The Parties recognize and acknowledge that third-party Claims may be made as part of an action, suit, investigation or proceeding that may give rise to the indemnification obligations of more than one Party as set forth in Section 15.1 (Indemnification of Meta by EFS) and Section 15.2 (Indemnification of EFS by Meta), or that may include allegations that are not subject to indemnification. The Parties agree that they will cooperate in good faith to fairly apportion the Losses relating to such third-party Claims. Losses incurred in defending third-party Claims will be apportioned to the respective Party or Parties that have responsibility for indemnification for the third-party Claim as set forth in Section 15.1 (Indemnification of Meta by EFS) and Section 15.2 (Indemnification of EFS by Meta), but only to the extent that those Losses directly arise from such third-party Claim.
Section 15.10    Limitation of Liability for Refund Advance. Except in the case of gross negligence, willful misconduct, or actual fraud, no Party will be liable to another Party under this Agreement for any indirect, consequential, incidental, special, punitive, or exemplary damages, or lost profits if those indirect, consequential, incidental, special, punitive, or exemplary damages, or lost profits arose with respect to the Refund Advance product, whether in contract, tort (whether in negligence or strict liability) or other legal or equitable theory, regardless of whether such Party knew or should have known of the possibility of such damages. For the avoidance of doubt, any and all amounts awarded by a court or agreed to in settlement in connection with a Party's indemnification obligations hereunder will be deemed direct damages.
ARTICLE 16
GOVERNING LAW; DISPUTE RESOLUTION;
WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION
Section 16.1    Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions. The Parties agree the Financial Products and the Legacy Credit Card Accounts will be governed by federal law, and to the extent state law applies and is not preempted by federal law, the laws of the State of South Dakota.
Section 16.2    Dispute Resolution. In the event of any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement or the making, construction, interpretation, performance, breach, termination, enforceability or validity thereof (a "Dispute"), the Party raising such Dispute will promptly provide notice to the other Party. The failure of a Party to promptly provide notice of a Dispute does not waive any rights of such Party with respect to such Dispute (except to the extent of harm caused by the failure to give prompt notice). The Parties will cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between Persons who have the authority to settle the Dispute prior to resorting to litigation. The Parties may, but are not required to, choose to engage in a non-binding mediation process. If the matter is not resolved within fifteen (15) days following a Party's notice of a Dispute to the other Party, the Party may proceed to litigation. Notwithstanding the foregoing, nothing in this Agreement prevents a Party from seeking immediate injunctive relief from a court as provided in Section 16.4 (Consent to Jurisdiction). Except as expressly set forth herein, nothing in this Section 16.2 will limit a Party's right to give notice of termination or otherwise pursue its right to terminate this Agreement or pursue any other rights set forth in this Agreement.
Section 16.3    Waiver of Jury Trial. ALL PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BETWEEN THE PARTIES CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP BETWEEN THE PARTIES EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
Section 16.4    Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any disagreement arising between the Parties out of or in connection with, this Agreement or the transactions contemplated hereby will be (a) if the suit, action or proceeding is brought by Meta, in the United States District Court for the Western District of Missouri, located in the City of Kansas City, or as to those lawsuits to which the Federal Courts of the United States lack subject matter jurisdiction, before a state court located in the State of Missouri in the City of Kansas City or, (b) if the suit, action or proceeding is brought by EFS, in the United States District Court for the District of South Dakota, located in the City of Sioux Falls, or as to those lawsuits to which the Federal Courts of the United States lack subject matter jurisdiction, before a state court located in the State of South Dakota in the City of Sioux Falls. Each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom). Each Party in any such suit, action or proceeding irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue in any such court or that any such court is an inconvenient forum. Process may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
ARTICLE 17
MISCELLANEOUS
Section 17.1    Public Announcements; SEC Filings and Other Disclosures.
(a)    The Parties will work together in good faith to coordinate all public disclosures regarding the Program or that specifically refer to the other Party by name, including press releases and SEC filings.

(b)    To the extent permitted by Applicable Law, each Party will provide the other Party with advance notice and copies of all relevant portions of its filings or disclosures with a Governmental Authority, including (i) regulatory filings, and (ii) public disclosures under applicable securities laws that reference the Program or that mention the other Party's name, prior to the public disclosure or filing thereof. The Party receiving such notice will have the opportunity to review with its counsel and provide comments to the Party making such disclosures and filings prior to the information being publicly disclosed or filed. The Party making such disclosures will in good faith discuss and consider the other Party's comments and consider incorporating such comments into its regulatory filings and other public disclosures required by applicable securities laws prior to their filing or public disclosure; provided that, notwithstanding anything in this Agreement to the contrary, a Party will at all times control and be responsible for the content and timing of its securities law filings and public disclosures and be permitted to make any disclosures that it reasonably believes are required under Applicable Law. If reasonably requested by the other Party, the disclosing Party will take commercially reasonable efforts to limit any such filings or disclosures filed with or submitted to a Governmental Authority by obtaining confidential treatment, redaction or other means. No filing or submission made in compliance with this Section 17.1 will be deemed to violate Article 10 (Confidentiality).
(c)    To the extent not already covered by the above paragraph (b), each Party will (i) provide the other Party with advance notice and copies of all relevant portions of any press releases or public announcements regarding the Program, this Agreement, or any of the other Program Contracts, or that mention the other Party's name; and (ii) obtain the prior consent of the other Party prior to the public release thereof.
(d)    Nothing contained in this Section 17.1 is intended to prevent any Party from (i) publicly discussing general plans, forecasts or other materials that do not specifically reference the Program or the other Party, or (ii) issuing press releases, announcements, similar materials or communications or making other statements consistent with content previously shared with the other Party pursuant to this Section 17.1 or otherwise in the public domain (other than as a result of a violation of this Section 17.1 by the Party desiring to make the disclosure).
Section 17.2    Force Majeure.
(a)    If the performance by a Party of its obligations under this Agreement is delayed or prevented (in whole or in part) by acts of God, third-party cyber, information technology or network attacks, fire, floods, storms, explosions, accidents, epidemics, war, civil disorder, strikes, terrorism, nuclear or biological disaster, riot, or any other similar event or cause not reasonably within such Party's control, whether or not specifically mentioned herein (any such event, a "Force Majeure Event"), such Party will be excused, discharged, and released of performance to the extent such performance or obligation is so delayed or prevented by the Force Majeure Event without liability of any kind. The Party subject to a delay or prevention as contemplated herein will, as soon as practicable and in all events within three (3) days following the occurrence of a Force Majeure Event, notify the other

Party of such Force Majeure Event, which notice will set forth: (i) the nature of the Force Majeure Event; (ii) its expected effect(s) and duration; (iii) any expected development which may further affect performance hereunder; and (iv) the efforts undertaken or to be undertaken to cure such Force Majeure Event or provide substitute performance.
(b)    If a Force Majeure Event with respect to Meta has occurred that materially prevents or impedes Meta's performance hereunder and such Force Majeure Event continues for a period of five (5) or more days during a Tax Season (or more than thirty (30) days outside of a Tax Season), and EFS does not terminate this Agreement pursuant to Section 13.2(b) (Force Majeure Event), then the provisions of Section 5.2(a) (EFS to Offer Meta's Financial Products) will not apply to EFS for the duration of the Term. For avoidance of doubt, the rights afforded to EFS under this Section 17.2(b) do not extend to Force Majeure Events suffered by the Processor that are cured within thirty (30) days.
Section 17.3    Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, the Parties will work in good faith to reform such provision and all other provisions will remain valid and enforceable to the extent permitted by law.
Section 17.4    Survival.
(a)    Termination of this Agreement will not affect the rights or obligations of the Parties to this Agreement arising prior to the Termination Date (including any payment obligation that accrues prior to the Termination Date, but for which payment is due after the Termination Date).
(b)    The following provisions will survive the expiration or termination of this Agreement: Article 1 (Definitions; Order of Precedence; Rules of Interpretation), Article 8
(Intellectual Property), Article 10 (Confidentiality), Article 11 (Privacy and Data Security), Article 14 (Transition Rights), Article 15 (Indemnification), Article 16 (Governing Law; Dispute Resolution; Waiver of Jury Trial; Consent to Jurisdiction), Article 17 (Miscellaneous), any other provision identified in the survival section of any Product Schedule, and any other provision intended by its terms to survive.
Section 17.5    Entire Agreement. The Purchase Agreement (if executed), this Agreement, and the other Program Contracts constitute the entire agreement among the Parties with respect to the Program and supersede all prior agreements and understandings.
Section 17.6    Cumulative Remedies; Waivers. Except as otherwise expressly provided herein, all remedies provided for in this Agreement are cumulative and in addition to and not in lieu of any other remedies available to a Party, whether at law, in equity, or otherwise. No release, discharge or waiver of any provision hereof is enforceable against or binding upon a Party unless in writing and executed by a duly authorized officer of such Party. Neither the failure to insist upon strict performance of any of the agreements, terms, covenants or conditions hereof, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, is a waiver of any rights or remedies that a Party may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.
Section 17.7    Amendment. This Agreement may be amended or modified only by a written instrument executed by each Party.
Section 17.8    No Third-Party Beneficiaries. Nothing in this Agreement is intended or will be deemed to confer any rights or benefits upon any Person other than the Parties or to make or render any such other Person a third-party beneficiary of this Agreement.
Section 17.9    Interpretation. Each Party acknowledges that its legal counsel participated in the drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the Parties and their respective counsel. Accordingly, in interpreting this Agreement, no weight will be placed upon which Party or its counsel drafted the provision being interpreted.
Section 17.10    Relationship of the Parties. This Agreement is not intended to create, and does not create, a partnership relationship or joint venture among the Parties.
Section 17.11    Binding Agreement; Assignment. This Agreement is binding on the Parties and their respective successors and permitted assigns. No Party may assign any rights or obligations under this Agreement without the prior written consent of the other Party.
Section 17.12    Notice. All notices, consents, waivers or other communications required or permitted under this Agreement must be in writing and will be deemed effective upon personal delivery, upon email receipt (but only when acknowledged as received by the other Party), or upon receipt when sent by a nationally recognized overnight courier service which provides for tracking and receipt upon delivery, addressed to the following business addresses or at such other address or addresses as a Party may designate to the other in writing:

If to EFS:	Emerald Financial Services, LLC Attn: Jim Koger, Vice President One H&R Block Way Kansas City, MO 64105 Email: jkoger@hrblock.com
With copies to:	HRB Tax Group, Inc. Attn: General Counsel One H&R Block Way Kansas City, MO 64105 Email: tom.gerke@hrblock.com

HRB Tax Group, Inc.
Attn: Walter Pirnot
One H&R Block Way
Kansas City, MO 64105
Email: wpirnot@hrblock.com
Stinson LLP
Attn: Mike Lochmann
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
Email: mike.lochmann@stinson.com

If to Meta:	MetaBank, N.A. Attn: Brad Hanson 5501 South Broadband Lane Sioux Falls, SD 57108 Email: bhanson@metabank.com
With a copy to:	MetaBank, N.A. Attn: General Counsel 5501 South Broadband Lane Sioux Falls, SD 57108 Email: legalnotice@metabank.com
Section 17.13    Further Assurances. Each Party agrees to execute all such further documents and instruments and to do all such further things as the other Party may reasonably request in order to give effect and to consummate the transactions contemplated hereby.
Section 17.14    Cooperation. Each Party covenants that it will use commercially reasonable efforts to cooperate with the other Party in the operation of the Program and in performing its obligations under this Agreement and the other Program Contracts.
Section 17.15    Non-Waiver of Default. The failure of any of the Parties to insist, in any one or more instances, on the performance of any terms or conditions of this Agreement will not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of any non-performing Party with respect thereto will continue in full force and effect.
Section 17.16    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.
(signature page follows)

IN WITNESS WHEREOF, the Parties have duly executed this Program Management Agreement as of the date of this Program Management Agreement.
EMERALD FINANCIAL SERVICES, LLC
By:      /s/ Jim Koger
Name: Jim Koger
Title: Vice President

METABANK, N.A.
By:      /s/ Glen Herrick
Name: Glen Herrick
Title: Executive Vice President and
Chief Financial Officer

S-1